Exhibit 4.36

FRAMEWORK AGREEMENT

by and among

JD.COM, INC.,

JD.COM INTERNATIONAL LIMITED,

宿迁翼同信息技术有限公司

(SUQIAN YITONG INFORMATION TECHNOLOGY CO., LTD.),

宿迁利贸东弘投资管理有限公司

(SUQIAN LIMAO DONGHONG INVESTMENT MANAGEMENT CO., LTD.),

北京京东金融科技控股有限公司

(BEIJING JINGDONG FINANCIAL TECHNOLOGY HOLDING CO., LTD.),

宿迁东辉朝旭咨询有限公司

(SUQIAN DONGHUI ZHAOXU CONSULTING CO., LTD.),

宿迁领航方圆股权投资中心

(SUQIAN LINGHANG FANGYUAN EQUITY INVESTMENT CENTER),

and

宿迁东泰锦荣投资管理中心

(SUQIAN DONGTAI JINRONG INVESTMENT MANAGEMENT CENTER)

Dated as of March 1, 2017

TABLE OF CONTENTS

		Page

	ARTICLE I

	DEFINITIONS AND TERMS

Section 1.1	General	3
Section 1.2	Cross-Reference of Other Definitions	10
Section 1.3	Construction	12
Section 1.4	Schedules, Annexes and Exhibits	13

	ARTICLE II

	TRANSACTION

Section 2.1	Transactions	13
Section 2.2	Issuance of Equity Securities of JD Finance	13
Section 2.3	Liquidity Event Payment	15
Section 2.4	Timing and Method of Payments	18

	ARTICLE III

	CLOSING

Section 3.1	Closing	19
Section 3.2	Closing Deliverables	19
Section 3.3	Withholding Rights	20

	ARTICLE IV

	REPRESENTATIONS AND WARRANTIES OF JD GROUP

Section 4.1	Organization and Qualification; Subsidiaries	20
Section 4.2	Authority; Binding Effect	20
Section 4.3	No Conflicts; Required Filings and Consents	21
Section 4.4	Exclusivity of Representations	22

	ARTICLE V

	REPRESENTATIONS AND WARRANTIES OF JD FINANCE

Section 5.1	Organization and Qualification	22
Section 5.2	Authority; Binding Effect	22
Section 5.3	No Conflicts; Required Filings and Consents	23
Section 5.4	Capitalization	23

i

Section 5.5	Exclusivity of Representations	23

	ARTICLE VI

	REPRESENTATIONS AND WARRANTIES OF SUQIAN LIMAO

Section 6.1	Organization and Qualification	24
Section 6.2	Authority; Binding Effect	24
Section 6.3	No Conflicts; Required Filings and Consents	24
Section 6.4	Exclusivity of Representations	25

	ARTICLE VII

	REPRESENTATIONS AND WARRANTIES OF FOUNDER HOLDCOS

Section 7.1	Organization and Qualification	25
Section 7.2	Authority; Binding Effect	25
Section 7.3	No Conflicts; Required Filings and Consents	26
Section 7.4	Exclusivity of Representations	26

	ARTICLE VIII

	COVENANTS

Section 8.1	Confidentiality	26
Section 8.2	Appropriate Action; Consents; Filings	27
Section 8.3	Notification of Certain Matters	28
Section 8.4	Public Announcement and Filings	28
Section 8.5	Conduct of Business Pending the Closing	29
Section 8.6	Escrow Agreements	29
Section 8.7	Capital Injection into JD Finance Sub	29
Section 8.8	Suqian Yitong Equity Transfer and Payment into Escrow Accounts	29
Section 8.9	Regulatory Approvals	29

	ARTICLE IX

	CONDITIONS TO CLOSING

Section 9.1	General Conditions	30
Section 9.2	Conditions to Obligations of the JD Group Parties	30
Section 9.3	Conditions to Obligations of JD Finance	31

	ARTICLE X

	ADDITIONAL COVENANTS

Section 10.1	Board Representation of JD Group	32
Section 10.2	Information Rights	33

ii

iii

FRAMEWORK AGREEMENT

THIS FRAMEWORK AGREEMENT (this “Agreement”), dated as of March 1, 2017, is entered into by and among:

(1)                                 JD.com, Inc., an exempted company with limited liability organized under the Laws of the Cayman Islands (“JD Group”);

(2)                                 JD.com International Limited, a limited liability company organized under the Laws of Hong Kong (“JD HK Company”);

(3)                                 宿迁翼同信息技术有限公司(Suqian Yitong Information Technology Co., Ltd.), a limited liability company organized under the Laws of the PRC and a wholly owned Subsidiary of JD HK Company (“Suqian Yitong” and collectively with JD Group and JD HK Company, the “JD Group Parties”);

(4)                                 宿迁利贸东弘投资管理有限公司 (Suqian Limao Donghong Investment Management Co., Ltd.), a limited liability company organized under the Laws of the PRC (“Suqian Limao”);

(5)                                 北京京东金融科技控股有限公司 (Beijing Jingdong Financial Technology Holding Co., Ltd.), a limited liability company organized under the Laws of the PRC (“JD Finance”);

(6)                                 宿迁东辉朝旭咨询有限公司 (Suqian Donghui Zhaoxu Consulting Co., Ltd.), a limited liability company organized under the laws of the PRC that is wholly owned by JD Finance (“JD Finance Sub”);

(7)                                 宿迁领航方圆股权投资中心 (Suqian Linghang Fangyuan Equity Investment Center), a limited partnership organized under the laws of the PRC and controlled by Qiangdong Liu (the “Founder” and such partnership, “Founder Holding Entity”); and

(8)                                 宿迁东泰锦荣投资管理中心 (Suqian Dongtai Jinrong Investment Management Center), a limited partnership organized under the Laws of the PRC and controlled by the Founder (“Founder ESOP Partnership” and, together with Founder Holding Entity, “Founder Holdcos” and each, a “Founder Holdco”).

The parties hereto are referred to collectively as the “Parties.”

RECITALS

WHEREAS, this Agreement contemplates the termination of the VIE Structure of Suqian Limao and the transfer of all Equity Securities of Suqian Yitong to JD Finance Sub at the Closing, as a result of which JD Group will deconsolidate Suqian Limao and JD Finance;

WHEREAS, this Agreement contemplates certain payments, as specified herein, to be made by JD Finance Sub and Suqian Limao, which payments serve as consideration in part for the restructuring of JD Finance resulting in the deconsolidation of JD Finance by JD Group;

WHEREAS, concurrently herewith and as a condition and inducement to the willingness of JD Group and JD Finance to enter into this Agreement, JD Group and JD Finance have entered into an Intellectual Property License and Software Technology Services Agreement (the “IPLA”), effective as of the Closing, pursuant to which JD Group will license certain Intellectual Property (as defined below) provide certain services to JD Finance and receive the right to certain payments from JD Finance as specified therein;

WHEREAS, concurrently herewith, JD Finance, Suqian Limao and other existing holders of JD Finance Equity have entered into a framework agreement entitled “投资安排总体协议” in Chinese (the “JD Finance Reorganization and Subscription Framework Agreement”) with Founder Holdcos and other investor parties thereto (collectively with Founder Holdcos, the “JD Finance New Investors”), pursuant to which, among others, (i) the parties thereto have reached agreement on the reorganization of JD Finance, including the funds flow and other aspects of the reorganization of JD Finance, (ii) JD Finance has agreed to issue and sell to certain JD Finance New Investors, and such JD Finance New Investors have agreed to subscribe for and purchase from JD Finance, certain Equity Securities of JD Finance on the terms set forth therein, (iii) Suqian Limao has agreed to transfer and sell to a JD Finance New Investor and Founder Holding Entity, and each of such JD Finance New Investor and Founder Holding Entity has agreed to purchase from Suqian Limao, certain Equity Securities of JD Finance on the terms set forth therein, and (iv) the parties thereto have agreed to certain amendments  (the “Amendment to Series A Capital Increase Agreement”) to the Capital Increase Agreement relating to JD Finance, dated as of January 8, 2016 (the “Series A Capital Increase Agreement”), pursuant to which the Series A Capital Increase Agreement will be amended, and that certain Letter of Undertaking executed and delivered by JD Group on January 25, 2016 in connection with the closing under the Series A Capital Increase Agreement will be terminated on the terms set forth therein;

WHEREAS, concurrently herewith, Suqian Limao and other existing holders of JD Finance Equity have adopted unanimous written resolutions (the “JD Finance Shareholder Resolutions”), whereby the holders of JD Finance Equity approved that, among others, (i) the capital reserve fund of JD Finance shall be used to increase the registered capital of JD Finance held by all the existing holders of JD Finance Equity, while Suqian Limao has waived its right to receive such increased registered capital, such that immediately after such increase of the registered capital, Suqian Limao and the other existing holders of JD Finance Equity of JD Finance (other than Suqian Limao and Founder ESOP Partnership) hold 9.54% and 29.44% of JD Finance Equity on a fully diluted basis, and in the event that the closing contemplated under the JD Finance Reorganization and Subscription Framework Agreement does not occur, JD Finance shall use its capital reserve fund to increase the registered capital of JD Finance held by Suqian Limao such that Suqian Limao shall hold 68.6% of JD Finance on a fully diluted basis, and (ii) JD Finance will issue and sell to the JD Finance New Investors certain Equity Securities of JD Finance at the closing contemplated under and pursuant to the terms of the JD Finance Reorganization and Subscription Framework Agreement;

WHEREAS, the Parties desire to provide for the affairs of the Parties and the rights and obligations of the Parties on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1            General. As used herein, the following terms shall have the following meanings:

“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified Person.  For the avoidance of doubt, the Affiliates of a Person shall include the Subsidiaries of such Person.

“Beneficial Owner” of any security means any Person who, directly or indirectly, through any Contract, arrangement, understanding, relationship or otherwise has or shares (i) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition of, such security. “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions located in Beijing, Hong Kong or New York are authorized or obligated by Laws to close.

“Business Scope Period” means the period commencing on the date of the Closing and terminating upon the first date upon which JD Group and JD Finance cease to be under common Control of the Founder.

“Confidential Information” means information delivered by or on behalf of a Party to another Party or its Representatives pursuant to, in connection with, or related to this Agreement or any of the transactions, rights or obligations contemplated by this Agreement; provided, that such term does not include information that (a) was publicly known prior to the time of such disclosure; (b) was otherwise known to such receiving Party and not subject to a duty to keep such information confidential prior to the time of such disclosure; (c) subsequently becomes publicly known through no act or omission by such receiving Party or any of its Representatives in breach of this Agreement; or (d) otherwise becomes known to such receiving Party other than through disclosure by the delivering Party or any Person that such receiving Party knows to have a duty to keep such information confidential.

“Contingent Consideration” means the aggregate value of any purchase price adjustment, earnout or other contingent consideration in respect of a Liquidity Event paid to JD Finance or any Beneficial Owner of Equity Securities of JD Finance, when paid.

“Contract” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement or other contract, agreement, obligation, commitment or instrument, including all amendments thereto.

“Control” (including with correlative meanings, the terms “Controlled by” and “under common Control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Encumbrance” means any charge, claim, mortgage, lien, option, pledge, title defect, security interest or other restriction or limitation of any kind (other than those created under applicable securities Laws).

“Equity Securities” means, with respect to any entity, any equity interests of such entity, however described or whether voting or nonvoting, and any securities convertible or exchangeable into, and options, warrants or other rights to acquire, any equity interests or equity-linked interests of such entity, including, for the avoidance of doubt, JD Finance Equity where the subject entity is JD Finance.

“Escrow Accounts” means the one or more bank accounts of JD Finance Sub maintained by the Escrow Agents in accordance with the Escrow Agreements.

“Escrow Agents” means one or more banks mutually agreed to by JD Group and JD Finance.

“Family Member” means, with respect to any Person, any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a person, and shall include adoptive relationships of the same type.

“GAAP” means U.S. GAAP, IFRS or PRC GAAP, in each case, applied on a consistent basis.

“Governmental Approval” means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, certificate, exemption, Order, registration, declaration, filing, report or notice of any Governmental Authority.

“Governmental Authority” means any instrumentality, subdivision, court, administrative agency, commission, official or other authority of any country, state, province, prefect, municipality, locality or other government or political subdivision thereof, or any stock or securities exchange, or any multi-national, quasi-governmental or self-regulatory or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Highly Sensitive Information” means any competitively sensitive business, marketing, technical and other information that JD Finance does not otherwise intend to publicly disclose other than information as to which JD Group certifies, through a certificate duly executed by an authorized executive officer of JD Group that it requires such information in order to comply with public reporting requirements under the applicable securities Laws and rules of the NASDAQ Global Select Market or any other stock exchange on which the Equity Securities of JD Group are admitted to trading or for the purpose of complying with applicable Law.

“IFRS” means International Financial Reporting Standards.

“Income Share Buyout Amount” means the Income Share Buyout Amount payable by JD Finance to JD Group or a Subsidiary of JD Group as may be designated by JD Group under Section 5.6 of the IPLA in the relevant circumstance, net of any Taxes arising therefrom.

“Intellectual Property” means:

(a)           patents, patent applications and patent disclosures, including all provisionals, reissuances, continuations, continuations-in-part, divisions, revisions, extensions, reexaminations and counterparts thereof, inventions (whether patentable or unpatentable and whether or not reduced to practice) and all improvements thereto;

(b)           trademarks, service marks, trade dress, logos, brand names, trade names, domain names and corporate names, and all goodwill associated therewith and all applications, registrations and renewals in connection therewith;

(c)           copyrights, works of authorship and copyrightable works, including software, data and databases, website and other content and documentation, and all applications, registrations and renewals in connection therewith; and

(d)           trade secrets, know-how, information and/or technology of any kind (including processes, procedures, research and development, ideas, concepts, formulas, algorithms, compositions, production processes and techniques, technical data, designs, drawings, specifications, research records and records of inventions).

“Interest Rate” means (i) if the payments to be made to JD Group pursuant to Section 2.3 are made in U.S. Dollars, two percent (2%) plus the two (2)-year U.S. Treasury rate as published in The Wall Street Journal New York edition on the date in the United States that the Initial Liquidity Event Payment is made or if such rate ceases to be available or is not published, the most closely comparable rate, or (ii) if the payments to be made to JD Group pursuant to Section 2.3 are made in Renminbi, one percent (1%) plus the People’s Bank of China’s benchmark two (2)-year lending rate applicable on the date that the Initial Liquidity Event Payment is made or if such rate ceases to be available or is not published, the most closely comparable rate.

“IPO” means an initial public offering.

“Issuance” means each issuance of Ownership Interests in JD Finance pursuant to Section 2.2, each of which (i) shall be made to JD Group or a Subsidiary of JD Group designated by JD Group, (ii) shall be of an Ownership Interest in JD Finance representing, on a fully-diluted basis, as of immediately following such issuance together with all prior Issuances, a percentage of the aggregate Ownership Interests in JD Finance equal to the Maximum Issuance Interest (or such lesser percentage as is permitted by the Issuance Approvals), and (iii) shall be free and clear of any Encumbrances whatsoever.

“Issuance Percentage” means the ratio, expressed as a percentage, of the Ownership Interests in JD Finance issued with respect to all Issuances to the Maximum Issuance Interest; provided that the Issuance Percentage shall not exceed 100%.

“JD Finance Business” means financial, financial derivative and other finance-related businesses operated by JD Finance and its Subsidiaries from time to time, including consumer finance, supply chain finance, third-party payment, factoring, insurance brokerage and agency, crowd funding (including product and equity crowd funding), wealth management, securities brokerage, banking, financial leasing, asset management and credit reference businesses.

“JD Finance Equity” means (a) if JD Finance is in the form of a limited liability company, registered capital of JD Finance; or (b) if JD Finance is in a form of a company limited by shares, shares of JD Finance.

“JD Group Audit Committee” means the audit committee of the board of directors of JD Group.

“JD Group Business” means the e-commerce business operated by JD Group and its Subsidiaries from time to time (together with any and all logical extensions of the e-commerce business of JD Group and its Subsidiaries).

“Law” means (a) any federal, state, territorial, foreign or local law, common law, statute, ordinance, rule, regulation, code, measure, notice, circular, opinion or Order of any Governmental Authority, including any rules promulgated by a stock exchange or regulatory body or (b) any applicable widely adopted industry standard rules and regulations (such as the Payment Card Industry Data Security Standard or PCIDSS).

“Liabilities” means any and all liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable.

“Liens” means any mortgage, deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement or rights of preemption of any kind of nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Liquidity Event” means the earliest to occur of:

(a)           a Qualified IPO;

(b)           a merger, amalgamation, arrangement, consolidation or scheme of arrangement with or into another Person,  or acquisition by any Person or related group of Persons of beneficial ownership of Equity Securities of JD Finance, or other reorganization or transaction, whether in a single transaction or in a series of transactions (whether related or unrelated), following which the Founder, JD Group and their controlled Affiliates do not continue to hold more than fifty percent (50%) of the combined voting power or economic interest of the Equity Securities of JD Finance or the surviving entity, as applicable;

(c)           an issuance or sale of the Securities of JD Finance to a Person or a group of Persons (other than the Founder (or his successor in the case of death or incapacity), JD Group and their controlled Affiliates, directly or indirectly), pursuant to one or more bona fide arms-length negotiated agreements, pursuant to which such Person or group of Persons acquires forty percent (40%) or more of the Securities of JD Finance, with such percentage determined on a fully-diluted basis, using the treasury stock method, with respect to either voting or economic rights, whether in a single transaction or in a series of transactions (whether related or unrelated);

(d)           a bona fide sale and exit from the JD Finance Business through a sale of all or substantially all of the assets of JD Finance (including, for the avoidance of doubt, shares or assets of JD Finance’s Subsidiaries), to  a Person or a group of Persons (other than the Founder (or his successor in the case of death or incapacity), JD Group and their controlled Affiliates, directly or indirectly), whether in a single transaction or in a series of transactions (whether related or unrelated), pursuant to one or more bona fide arms-length negotiated agreements; and

(e)           any liquidation, dissolution or winding up of JD Finance, whether voluntary or involuntary.

“Maximum Issuance Interest” means (x) prior to a Qualified IPO, forty percent (40%), (y) following a Qualified IPO, the product of forty percent (40%) multiplied by the ratio of outstanding Ownership Interests of JD Finance immediately prior to the Qualified IPO to the outstanding Ownership Interests of JD Finance immediately following the Qualified IPO, or (z) following any Third-Party Issuance or Non-Pro Rata Share Repurchase either prior to or subsequent to a Qualified IPO, the product of the percentage that would have been calculated as the Maximum Issuance Interest immediately prior to such Third-Party Issuance or Non-Pro Rata Share Repurchase, multiplied by the ratio of outstanding Ownership Interests of JD Finance immediately prior to the Third-Party Issuance or Non-Pro Rata Share Repurchase to the outstanding Ownership Interests of JD Finance immediately following the Third-Party Issuance or Non-Pro Rata Share Repurchase; provided, however, that at no time shall the Maximum Issuance Interest exceed forty percent (40%).

“MOFCOM” means the Ministry of Commerce of the PRC and any duly authorized provincial or local office of the Ministry of Commerce of the PRC.

“Non-Pro Rata Share Repurchase” means any acquisition or redemption by JD Finance of then outstanding Ownership Interests of JD Finance other than an acquisition or redemption by JD Finance of its Ownership Interests pro rata from all holders of such Ownership Interests.

“Order” means any judgment, order, writ, preliminary or permanent injunction, instruction or decree of any Governmental Authority or any arbitration award.

“Ownership Interest” of any Person in any entity organized under the laws of the PRC means, as of any time: (a) if such entity is in the form of a limited liability company, the quotient of the amount of the registered capital of such entity directly or indirectly owned by such Person divided by the total amount of the registered capital of such entity at such time; (b) if such entity is in a form of a company limited by shares, the quotient of the amount of the total shares of such entity directly or indirectly owned by such Person divided by the total amount of the shares of such entity issued and outstanding at such time; or (c) if such entity is in any other form, the quotient of the amount of the capital investment of such entity directly or indirectly owned by such person divided by the total amount of the capital investment contributed by all the shareholders of such entity, or the quotient of the total capital investment amount of such entity otherwise agreed in writing by all the shareholders of such entity.

“PBOC” means the headquarters of the People’s Bank of China located in Beijing and any duly authorized provincial or local office of the People’s Bank of China.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, a group, a Governmental Authority or any other type of legal entity.

“PRC” means the People’s Republic of China (for the purpose of this Agreement, not including Hong Kong Special Administrative Region, Macao Special Administrative Region or Taiwan).

“PRC Person” means (a) an individual with PRC nationality pursuant to the Nationality Law of the PRC, (b) a company organized under the Laws of the PRC that (i) is not a WFOE, (ii) is not otherwise foreign owned or foreign invested under the Laws of the PRC, and (iii) is not controlled or (in whole or in part) Beneficially Owned by any WFOE, VIE Structure, foreign invested enterprise under the Laws of the PRC, individual without PRC nationality, or Person organized under the Laws of a territory other than the PRC, or (c) a PRC Governmental Authority.

“Proceeding” means any action, suit, claim, hearing, proceeding, arbitration, mediation, audit, inquiry or investigation (whether civil, criminal, administrative or otherwise) by any Person or Governmental Authority.

“Qualified IPO” means “合格上市” as defined under the JD Finance Reorganization and Subscription Framework Agreement.

“Recognized Stock Exchange” means any recognized stock exchange inside and outside China, including the New York Stock Exchange, NASDAQ, London Stock Exchange, Hong Kong Stock Exchange, Shenzhen Stock Exchange or Shanghai Stock Exchange, consented to by the board of directors of JD Finance.

“Related Party” means:

(a)           any Person who, individually or as part of a group, Beneficially Owns more than five percent (5%) of the Securities of such Person, determined on a fully-diluted basis, using the treasury stock method;

(b)           any officer or director, or individual performing an equivalent function, of such Person or any Person named in clause (a);

(c)           any Family Member of any such Person or any Person named in clause (a) or (b); or

(d)           any other Person in which any Person named in clauses (a), (b) or (c) Beneficially Owns more than twenty percent (20%) of the Securities of such Person, determined on a fully-diluted basis, using the treasury stock method.

“Renminbi” or “RMB” means lawful money of the PRC.

“Representatives” means a Person’s Affiliates, directors, managers, officers, employees, agents, attorneys, consultants, advisors or other representatives.

“SAIC” means the State Administration for Industry and Commerce of the PRC and any duly authorized provincial or local office of the State Administration for Industry and Commerce of the PRC.

“Subsidiary” means, with respect to any Person, each other Person in which the first Person (a) Beneficially Owns, directly or indirectly, share capital or other equity interests representing more than fifty percent (50%) of the outstanding voting stock or other equity interests; (b) holds the rights to more than fifty percent (50%) of the economic interest of such other Person, including interests held through a VIE Structure or other contractual arrangements; or (c) has a relationship such that the financial statements of the other Person may be consolidated into the financial statements of the first Person under applicable accounting conventions.  For the avoidance of doubt, following the Closing, none of JD Finance or its Subsidiaries shall be deemed to be Subsidiaries of JD Group or any of its Subsidiaries.

“Suqian Limao Control Agreements” means a series of agreements by and among Suqian Yitong, Suqian Limao and the shareholders of Suqian Limao, pursuant to which Suqian Yitong has effective control over Suqian Limao, including an equity pledge agreement, powers of attorney, spousal consents, an exclusive technology consulting and service agreement, a business operations agreement and an exclusive purchase option agreement.

“Tax” or “Taxes” means any federal, state, county, national, provincial, local or foreign tax (including transfer taxes), charge, fee, levy, impost, duty or other assessment, including income, gross receipts, excise, employment, sales, use, transfer, recording, license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, highway use, commercial rent, customs duty, capital stock, paid-up capital, profits, withholding, social security, single business, unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by any Governmental Authority, including any estimated payments relating thereto, any interest, penalties and additions imposed thereon or with respect thereto.

“Third-Party Issuance” means (i) any bona fide sale for cash by JD Finance of any of its Equity Securities to a third party (other than JD Group or any of its Subsidiaries or any

Subsidiary of JD Finance) in a new equity financing, or (ii) any issuance by JD Finance of any of its Equity Securities to Founder ESOP Partnership or other entity established by JD Finance to increase its pool of Equity Securities reserved for the purpose of its employee benefits plan.

“Transactions” means the transactions contemplated by the Transaction Documents.

“Transaction Documents” means this Agreement, the IPLA, the Escrow Agreements, the JD Finance Reorganization and Subscription Framework Agreement, the JD Finance Shareholders Resolutions, the Suqian Limao VIE Termination Agreement, and the Suqian Yitong Equity Transfer Agreement, and other agreements or documents required to executed and/or delivered by any party in connection with the consummation of the transactions by the foregoing agreements and documents.

“Transfer” means and includes any direct or indirect sale, assignment, Encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, including transfers to receivers, levying creditors, trustees or receivers in bankruptcy Proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of Law, or by forward or reverse merger.

“United States” means the United States of America.

“U.S. Dollars” and “US$” shall each mean lawful money of the United States.

“VIE Structure” means the investment structure in which a PRC-domiciled operating entity and its PRC shareholders enter into a number of Contracts with a non-PRC investor (or a foreign-invested enterprise incorporated in the PRC invested by the non-PRC investor) pursuant to which the non-PRC investor achieves control of the PRC-domiciled operating entity and also consolidates the financials of the PRC-domiciled entity with those of the non-PRC investor.

“WFOE” means a wholly foreign-owned enterprise formed under the Laws of the PRC.

Section 1.2            Cross-Reference of Other Definitions. Each capitalized term listed below is defined in the corresponding Section of this Agreement:

Term	Section
Additional Securities	Section 10.3(a)(i)
Additional Securities Purchase Price	Section 10.3(b)
Agreement	Preamble
Amount of Suqian Limao Debt	Section 2.1(c)
Amendment to Series A Capital Increase Agreement	Recitals
Claimant	Section 13.9(b)
Closing	Section 3.1
Closing Transferred Equity	Section 8.8
Disclosure Schedules	Article VII
Escrow Agreements	Section 8.6
Founder	Preamble
Founder ESOP Partnership	Preamble
Founder Holdco	Preamble

Founder Holdco Disclosure Schedules	Article VII
Founder Holdcos	Preamble
Founder Holding Entity	Preamble
HKIAC	Section 13.9(a)
Indemnified Party	Section 12.5(a)
Indemnifying Party	Section 12.5(a)
Initial Liquidity Event Payment	Section 2.3(c)(ii)
IPLA	Recitals
Issuance Approvals	Section 2.2(a)
Issuance Event	Section 2.2(b)
JD Finance	Preamble
JD Finance Disclosure Schedules	Article V
JD Finance Equity Transferor	Section 10.5(a)
JD Finance Equityholder	Section 10.5(a)
JD Finance New Investors	Recitals
JD Finance Reorganization and Subscription Framework Agreement	Recitals
JD Finance Shareholder Resolutions	Recitals
JD Finance Sub	Preamble
JD Finance Subject Equities	Section 10.5(b)(i)
JD Group	Preamble
JD Group Audit Committee	Section 10.8
JD Group Disclosure Schedules	Article IV
JD Group Parties	Preamble
JD HK Company	Preamble
JD HK Company Bank Accounts	Section 2.1(b)
Jointly Appointed Director	Section 10.1(a)(i)
Jointly Appointed Director Ownership Period	Section 10.1(a)(i)
Liquidity Event Payment	Section 2.3(a)
Liquidity Event Taxes	Section 2.3(e)
Losses	Section 12.1
Offer Notice	Section 10.5(b)(i)
Offer Price	Section 10.5(b)(i)
Offeree	Section 10.5(b)(i)
Parties	Preamble
Post-QIPO Issuance Event	Section 2.2(b)
PRC Closing Opinion	Section 9.1(c)
Preemptive Amount of Securities	Section 10.3(a)(iii)
Preemptive Rights	Section 10.3(a)(i)
Pre-QIPO Issuance Event	Section 2.2(a)
Proposed Transferee	Section 10.5(b)(i)
Regulatory Approvals	Section 4.3(a)
Request	Section 13.9(b)
Respondent	Section 13.9(b)
Series A Capital Increase Agreement	Recitals
Settlement of Suqian Limao Debt	Section 2.1(c)
Suqian Limao	Preamble

Suqian Limao Disclosure Schedules	Article VI
Suqian Limao VIE Termination Agreement	Section 2.1(a)
Suqian Yitong	Preamble
Suqian Yitong Equity Transfer	Section 2.1(b)
Suqian Yitong Equity Transfer Agreement	Section 8.8
Suqian Yitong Equity Transfer Consideration	Section 2.1(b)
Suqian Yitong Equity Transfer Tax	Section 2.1(b)
Termination of Suqian Limao VIE	Section 2.1(a)
Third-Party Claim	Section 12.5(a)
Transaction Expenses	Section 2.4(c)(i)

Section 1.3            Construction. In this Agreement, unless the context otherwise requires:

(a)           references in this Agreement to “writing” or comparable expressions includes a reference to facsimile transmission or comparable means of communication (but excluding email communications);

(b)           words expressed in the singular number shall include the plural and vice versa, and words expressed in the masculine shall include the feminine and neutral genders and vice versa;

(c)           references to Articles, Sections, Exhibits, Schedules and Recitals are references to articles, sections, exhibits, schedules and recitals of this Agreement;

(d)           references to “day” or “days” are to calendar days;

(e)           references to this Agreement or any other agreement or document shall be construed as references to this Agreement or such other agreement or document, as the case may be, as the same may have been, or may from time to time be, amended, varied, novated or supplemented from time to time;

(f)            a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule shall also apply to paragraphs and other subdivisions;

(g)           the table of contents to this Agreement and all section titles or captions contained in this Agreement or in any Schedule or Exhibit annexed hereto or referred to herein are for convenience only and shall not be deemed a part of this Agreement and shall not affect the meaning or interpretation of this Agreement;

(h)           “include,” “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import;

(i)            the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; and

(j)            references to a Person are also to its permitted successors and assigns and, in the case of an individual, to his or her heirs and estate, as applicable.

Section 1.4            Schedules, Annexes and Exhibits. The Schedules, Annexes and Exhibits to this Agreement are incorporated into and form an integral part of this Agreement. If an Annex or Exhibit is a form of agreement, such agreement, when executed and delivered by the parties thereto, shall constitute a document independent of this Agreement.

ARTICLE II

TRANSACTION

Section 2.1            Transactions.

(a)           Termination of Suqian Limao VIE. At the Closing, subject to the Closing conditions and other terms and conditions set forth in this Agreement, Suqian Yitong and Suqian Limao shall cause all parties to the Suqian Limao Control Agreements to execute and deliver a termination agreement (the “Suqian Limao VIE Termination Agreement”), pursuant to which the Suqian Limao Control Agreements will be terminated in their entirety (the “Termination of Suqian Limao VIE”).

(b)           Payment of Consideration for Suqian Yitong Equity Transfer. At the Closing, subject to the Closing conditions and other terms and conditions set forth in this Agreement, JD Finance Sub shall instruct each of the Escrow Agents in accordance with the relevant Escrow Agreement to release to JD HK Company (or another Person designated by JD HK Company) an aggregate amount equal to RMB12,134,941,558 (the “Suqian Yitong Equity Transfer Consideration”) minus the amount of Tax that is applicable to the Suqian Yitong Equity Transfer and that is payable by JD HK Company and required to be withheld by JD Finance Sub (the “Suqian Yitong Equity Transfer Tax”), by wire transfer of immediately available funds to one or more bank accounts of JD HK Company (or another Person designated by JD HK Company) designated by JD Group, information of which bank accounts shall have been provided to JD Finance Sub by JD Group at least five (5) Business Days prior to the Closing (the “JD HK Company Bank Accounts”).

(c)           Settlement of Suqian Limao Debt. At the Closing, subject to the Closing conditions and other terms and conditions set forth in this Agreement, Suqian Limao shall, and Founder Holding Entity shall cause Suqian Limao to, immediately pay to JD Group (or another Person designated by JD Group) RMB2,163,022,000 (the “Amount of Suqian Limao Debt”) by wire transfer of immediately available funds in Renminbi to a bank account designated by JD Group, to satisfy certain debt obligations that Suqian Limao previously owed to JD Group or the applicable Subsidiary of JD Group (such payment, the “Settlement of Suqian Limao Debt”).

Section 2.2            Issuance of Equity Securities of JD Finance.

(a)           Pre-QIPO Issuance.  At any time and from time to time following the Closing and before the consummation of any Qualified IPO, if JD Finance, in its sole discretion, and not pursuant to any obligation hereunder, has elected to apply for and has received the Governmental Approvals that are required for such Issuance under applicable Law (the “Issuance

Approvals”) and necessary internal approvals, and no Liquidity Event Payment shall be payable or have been paid pursuant to Section 2.3 (a “Pre-QIPO Issuance Event”), then JD Finance shall promptly (and, in any event, within two (2) Business Days) notify JD Group of its receipt of the Issuance Approvals and, within five (5) Business Days following such notice, JD Finance shall effect an Issuance in consideration of an amount in cash to be equal to the Income Share Buyout Amount.

(b)           Post-QIPO Issuance. If at any time and from time to time following the consummation of any Qualified IPO, the Liquidity Event Payment is not payable and has not been paid pursuant to Section 2.3, and all of the Issuance Approvals are obtained under applicable Law (a “Post-QIPO Issuance Event” and either of a Pre-QIPO Issuance Event and Post-QIPO Issuance Event, an “Issuance Event”), then JD Finance shall promptly (and, in any event, within two (2) Business Days) notify JD Group of its receipt of the Issuance Approvals and, as soon as possible but in no event later than the deadline stipulated by the applicable Issuance Approval, JD Finance shall effect an Issuance in consideration of an amount in cash to be equal to the Income Share Buyout Amount.

(c)           Subsequent Issuances.  For the avoidance of doubt, Sections 2.2(a) and (b) contemplate and shall apply to additional Issuances in the event that the Issuance Percentage is less than 100%.

(d)           Valid Issuance.  None of the JD Finance Equity to be issued in any Issuance will be subject to any outstanding option, warrant, call or similar right of any other Person to acquire the same, to any equityholders, voting or similar agreement other than this Agreement and the other Transaction Documents, or to any restriction on transfer thereof except for restrictions imposed by applicable Laws or by the express terms of this Agreement or the other Transaction Documents.  All of the JD Finance Equity to be issued in any Issuance will be fully paid in compliance with the requirements of applicable Laws.

(e)           Issuance Closing Deliveries of JD Finance. Upon the completion of any Issuance Event pursuant to this Section 2.2, JD Finance shall deliver to JD Group:

(i)            an investment certificate or share certificate, as applicable, given the corporate form of JD Finance, issued by JD Finance, certifying that JD Group is the holder of the Ownership Interest issued to JD Group in the Issuance Event;

(ii)           a copy of the shareholder registry of JD Finance certifying that JD Group is a shareholder of JD Finance holding the Ownership Interest transferred to JD Group in the Issuance;

(iii)          certified copies of the Issuance Approvals;

(iv)          if the Person that acquires Ownership Interests in JD Finance is not a PRC-domiciled entity, a counterpart to a shareholder’s agreement or a joint venture contract (as the case may be) of JD Finance incorporating the matters set forth in Article X hereof, duly executed by JD Finance;

(v)           if JD Finance is a limited liability company at the time of the Issuance Event, consents of the shareholders of JD Finance waiving their preemptive rights with respect to the Issuance;

(vi)          a certified copy of the amended articles of association of JD Finance, incorporating the matters set forth in Sections 10.1 through 10.4 and 10.10;

(vii)         a PRC legal opinion to the effect that all approvals by Governmental Authorities of the PRC that are required in connection with, and for the consummation of, the Issuance have been obtained, which opinion shall be in form and substance to the satisfaction of JD Group; and

(viii)        counterparts to such other agreements as may be required or appropriate under applicable Laws of the PRC in order to effect the Issuance, in each case duly executed by JD Finance.

(f)            Issuance Closing Deliveries of JD Group.  Upon the completion of any Issuance Event pursuant to this Section 2.2, JD Group shall deliver to JD Finance:

(i)            if the Person that acquires Ownership Interests in JD Finance is not a PRC-domiciled entity, a counterpart to a shareholder’s agreement or a joint venture contract (as the case may be) of JD Finance incorporating the matters set forth in Article X hereof, duly executed by such Person; and

(ii)           counterparts to such other agreements as may be required or appropriate under applicable Laws of the PRC in order to effect the Issuance, in each case duly executed by JD Group or the appropriate Subsidiary of JD Group.

(g)           Certain Efforts.  If, following the date of this Agreement but prior to the initial Issuance, applicable Law permits foreign equity investment in the JD Finance Business, then JD Finance shall exercise reasonable best efforts to obtain the Issuance Approvals as promptly as reasonably practicable, and shall keep JD Group reasonably apprised of such efforts.

(h)           Payment by Transfer of IP. JD Group and JD Finance agree that JD Group has the right to elect to transfer certain Intellectual Property to JD Finance as a portion or all of the consideration for any Issuance upon an Issuance Event in lieu of cash payment contemplated under Section 2.2(a) or Section 2.2(b), and upon such election by JD Group, JD Group and JD Finance will discuss in good faith the Intellectual Property to be transferred to JD Finance and make necessary adjustment to the Income Share Buyout Amount and other related mechanism contemplated by this Agreement and under the IPLA.

Section 2.3            Liquidity Event Payment.

(a)

(i)            In connection with a Qualified IPO (a Liquidity Event described by clause (a) of the definition thereof), at the election of JD Group, JD Finance will use its reasonable best efforts (with JD Group’s reasonable cooperation) to obtain any required consents or approvals of Governmental Authorities, make any required filings or notifications, and cause any waiting periods to expire, in each case, as may be required under applicable Laws in connection with the payment of the Income Share (as defined in the IPLA) pursuant to the IPLA following the Qualified IPO.  If JD Group does not so elect, or if despite such efforts, the payment of the Income Share is not permitted following the Qualified IPO under applicable Laws, then upon the occurrence of a Qualified IPO, if Issuances have not then occurred such that the Issuance Percentage is 100%, JD Finance shall immediately become obligated, at the times and in the manner provided for herein, to pay to JD Group an amount (as adjusted herein, the “Liquidity Event Payment”) equal to the product of (x) the Maximum Issuance Interest applicable  immediately prior to the Qualified IPO multiplied by the equity value of JD Finance as determined immediately prior to the Qualified IPO, and (y) 100% minus the Issuance Percentage.

(ii)           Upon the occurrence of a Liquidity Event other than that described by clause (a) or (e) of the definition thereof, if Issuances have not then occurred such that the Issuance Percentage is 100%, at the election of JD Group, JD Group shall continue to receive the payment of the Income Share (as defined in the IPLA) pursuant to the IPLA following such Liquidity Event. If JD Group does not so elect, then upon the occurrence of such Liquidity Event, if Issuances have not then occurred such that the Issuance Percentage is 100%, JD Finance shall immediately become obligated, at the times and in the manner provided for herein, to pay to JD Group the Liquidity Event Payment equal to the product of (x) the Maximum Issuance Interest applicable immediately prior to the Liquidity Event multiplied by the equity value of JD Finance as determined immediately prior to the Liquidity Event, and (y) 100% minus the Issuance Percentage. Notwithstanding the foregoing sentences under this paragraph, upon the occurrence of a Liquidity Event described by clause (b) of the definition thereof and triggered pursuant to Section 10.2 of the JD Finance Reorganization and Subscription Framework Agreement, and if Issuances have not then occurred such that the Issuance Percentage is 100%, JD Finance shall immediately become obligated, at the times and in the manner provided for herein, to pay to JD Group the Liquidity Event Payment in the amount referenced in the immediately preceding sentence, and  JD Group agrees that only upon such occurrence, (a) JD Group shall participate in the distribution of the proceeds from such Liquidity Event with respect to the Liquidity Event Payment payable to it and the JD Finance Equity held by it at the time, only after the other shareholders of JD Finance (other than the Founder ESOP Partnership) have received their distribution in full pursuant to Section 10.2 of the JD Finance Reorganization and Subscription Framework Agreement, and (b) if there are any remaining assets after the other shareholders of JD Finance (other than the Founder ESOP Partnership) have received their distribution in full pursuant to Section 10.2 of the JD Finance Reorganization and Subscription Framework Agreement, such remaining assets shall be distributed to JD Group before the Founder ESOP Partnership until JD Group receives the full amount of Liquidity Event Payment, and (c) if there are any remaining assets after JD Group has received the full amount of Liquidity Event pursuant to the preceding sub-clause (b), such remaining assets shall be distributed to JD Group and the Founder ESOP Partnership based on the relative proportion of the JD Finance Equity held by JD Group (if any) and the Founder ESOP partnership.

(iii)          Upon the occurrence of a Liquidity Event described by clause (e) of the definition thereof, if Issuances have not then occurred such that the Issuance Percentage is 100%, JD Finance shall immediately become obligated, at the times and in the manner provided for herein and consistent with applicable Law, to pay to JD Group the Liquidity Event Payment equal to the product of (x) the Maximum Issuance Interest applicable immediately prior to the Liquidity Event multiplied by the equity value of JD Finance as determined immediately prior to the Liquidity Event, and (y) 100% minus the Issuance Percentage, provided, however, upon the occurrence of a Liquidity Event triggered pursuant to Section 10.2 of the JD Finance Reorganization and Subscription Framework Agreement and only upon such occurrence, (a) JD Group agrees that JD Group shall participate in the distribution of JD Finance’s assets with respect to the Liquidity Event Payment payable to it and the JD Finance Equity held by it at the time, only after the other shareholders of JD Finance (other than the Founder ESOP Partnership) have received their distribution in full pursuant to Section 10.2 of the JD Finance Reorganization and Subscription Framework Agreement, and (b) if there are any remaining assets after the other shareholders of JD Finance (other than the Founder ESOP Partnership) have received their distribution in full pursuant to Section 10.2 of the JD Finance Reorganization and Subscription Framework Agreement, such remaining assets shall be distributed to JD Group before the Founder ESOP Partnership until JD Group receives the full amount of Liquidity Event Payment, and (c) if there are any remaining assets after JD Group has received the full amount of Liquidity Event pursuant to the preceding sub-clause (b), such remaining assets shall be distributed to JD Group and the Founder ESOP Partnership based on the relative proportion of the JD Finance Equity held by JD Group (if any) and the Founder ESOP partnership.

(iv)          For the avoidance of doubt, JD Finance shall not be required to pay the Liquidity Event Payment more than once.

(b)

(i)            In the event of a Liquidity Event the proceeds of which (net of all expenses incurred in connection with the Liquidity Event, including underwriting fees as applicable, provided that such expenses are customary and within a reasonable range (“Transaction Expenses”) and applicable taxes payable by JD Finance) are in excess of or equal to the Liquidity Event Payment amount, JD Finance will pay the Liquidity Event Payment to JD Group as soon as reasonably practicable and in any event within ninety (90) days following the consummation of such Liquidity Event; provided, that any portion of the Liquidity Event Payment arising due to any Contingent Consideration shall be paid by JD Finance to JD Group as soon as reasonably practicable following the payment of such Contingent Consideration and in any event within ninety (90) days of the payment of such Contingent Consideration.

(ii)           In the event of a Liquidity Event the proceeds of which (net of Transaction Expenses and applicable taxes payable by JD Finance) are less than the Liquidity Event Payment amount, JD Finance will pay all of the proceeds of the Liquidity Event (net of Transaction Expenses and applicable taxes payable by JD Finance) to JD Group (the “Initial Liquidity Event Payment”) as soon as reasonably practicable and in any event within ninety (90) days following the consummation of such Liquidity Event, with the remainder of the Liquidity Event Payment, after giving effect to the Initial Liquidity Event Payment to be paid in three (3) equal installments due twelve (12), eighteen (18) and twenty-four (24) months after the date of such Liquidity Event; provided, that any portion of the Initial Liquidity Event Payment and the remainder of the Liquidity Event Payment arising in each case due to any Contingent Consideration shall be paid by JD Finance to JD Group as soon as reasonably practicable following the payment of such Contingent Consideration and in any event within ninety (90) days of the payment of such Contingent Consideration.

(iii)          Following a Liquidity Event, interest shall (A) accrue daily at an annual rate equal to the Interest Rate on the aggregate unpaid amount of the Liquidity Event Payment, (B) compound monthly (provided, that the monthly rate will be calculated so that the effective annual rate remains the rate set forth in clause (A)), (C) be paid by JD Finance in arrears on each date on which payment is made, and (D) be computed on the basis of a three hundred sixty (360)-day year comprised of twelve (12) thirty (30)-day months.

(c)           All payments to be made to JD Group pursuant to this Section 2.3, shall be made (x) to JD Group or, if permitted by Law, one or more of JD Group’s designated Subsidiaries, at JD Group’s direction, in U.S. Dollars, or (y) as otherwise mutually agreed upon in writing by JD Group and JD Finance.

(d)           If the total Taxes required by any Laws to be deducted, withheld, paid, or incurred by any Person, in connection with any payment to be made to JD Group or any of its Subsidiaries pursuant to this Section 2.3 (“Liquidity Event Taxes”) exceed the Taxes under PRC Law that would have been imposed if such payment had been paid by JD Finance directly to JD Group and subject to Tax at the then-applicable withholding, income or similar Tax rate on capital gains with respect to sales of equity in PRC companies by foreign investors, then the payment shall be increased so that JD Group receives (and is entitled to retain), after deduction, withholding or payment for or on account of such Liquidity Event Taxes as the case may be (including deduction, withholding or payment applicable to additional sums payable under this sentence), the full amount of the payment that would have been received if such payment had been paid by JD Finance directly to JD Group and subject to Tax under PRC Law at the then-applicable withholding, income, or similar Tax rate on capital gains with respect to sales of equity in PRC companies by foreign investors.

Section 2.4            Timing and Method of Payments.

(a)           All payments to be made by a payor Party to a payee Party pursuant to Article II, Section 10.3 or the IPLA may be made by wire transfer of immediately available funds to the account specified by the payee at least three (3) Business Days prior to such payment (which account, once specified, will be used for all future payments to such payee Party unless notice of a new account is given by the payee at least three (3) Business Days prior to any payment to be made to such new account), and/or may be set off against any other payment then due and payable by such payee Party to such payor Party pursuant to Article II, Section 10.3 or the IPLA, to the extent permitted by applicable Laws.

ARTICLE III

CLOSING

Section 3.1            Closing. The closing of the Transactions (the “Closing”) shall take place at 10:00 a.m. (New York time) on the fifth (5th) Business Day following satisfaction or waiver of the conditions set forth in Article IX (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time). The Closing shall be held at the offices of Skadden, Arps, Slate, Meagher & Flom located at 42/F Edinburgh Tower, The Landmark, 15 Queen’s Road Central, Hong Kong.  Notwithstanding the foregoing, the Closing may take place at such other date, time or place as the Parties may agree to in writing.

Section 3.2            Closing Deliverables.

(a)           JD Group Deliverables. At the Closing, JD Group shall deliver, or cause to be delivered, to JD Finance:

(i)            counterparts to the Suqian Limao VIE Termination Agreement with respect to the Termination of Suqian Limao VIE, duly executed by Suqian Yitong; and

(ii)           counterparts to such other agreements as may be required or appropriate under applicable Laws of the PRC in order to effect the Transactions, in each case duly executed by JD Group or the applicable Subsidiary of JD Group.

(b)           Suqian Limao Deliverables.  At the Closing, Suqian Limao shall deliver, or cause to be delivered, to JD Group:

(i)            the Amount of Suqian Limao Debt by wire transfer of immediately available funds pursuant to Section 2.1(c);

(ii)           counterparts to the Suqian Limao VIE Termination Agreement with respect to the Termination of Suqian Limao VIE, duly executed by Suqian Limao, and each of the shareholders of Suqian Limao immediately prior to the Closing; and

(iii)          counterparts to and such other agreements as may be required or appropriate under applicable Laws of the PRC in order to effect the Transactions, in each case duly executed by Suqian Limao.

(c)           JD Finance Deliverables. At the Closing, JD Finance shall deliver, or cause to be delivered, to JD Group:

(i)            the PRC Closing Opinion;

(ii)           counterparts to such other agreements as may be required or appropriate under applicable Laws of the PRC in order to effect the Transactions, in each case duly executed by JD Finance or the applicable Subsidiary of JD Finance; and

(iii)          any and all company chop(s) and other things of JD Finance Sub, the specimen of which have been filed with each of the Escrow Agents on record and which are required to instruct such Escrow Agent to release any fund from the relevant Escrow Account in accordance with relevant Escrow Agreement and/or other requirements of such Escrow Agent.

Section 3.3            Withholding Rights.  Except as may be otherwise expressly provided in the Transaction Documents, each Party shall be entitled to deduct and withhold from any payments to be made pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under applicable Laws relating to taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of any kind imposed by a Governmental Authority (or interest, penalties and additions imposed with respect thereto).  Amounts so withheld and paid over to the appropriate taxing Governmental Authority shall be treated for all purposes of this Agreement as having been paid to the applicable recipient of the payment in respect of which such deduction or withholding was made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF JD GROUP

Except as set forth in the disclosure schedules of JD Group attached hereto (the “JD Group Disclosure Schedules”), JD Group hereby, on behalf of JD Group Parties, makes the representations and warranties set forth in this Article IV to JD Finance.

Section 4.1            Organization and Qualification; Subsidiaries.  Each of the JD Group Parties (a) is a corporation or legal entity duly organized or formed and validly existing under the Laws of its jurisdiction of organization or formation, (b) has the requisite corporate or similar entity power and authority to conduct and carry on its business as it is now being conducted and to own, lease and operate its properties and assets, and (c) is duly qualified to do business in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary.

Section 4.2            Authority; Binding Effect.  Each of the JD Group Parties has all requisite corporate or entity power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is party and to perform its obligations hereunder and thereunder.  The execution and delivery by each of the JD Group Parties of this Agreement and the other Transaction Documents to which it is party, and the performance of its obligations hereunder and thereunder, have been duly authorized by all requisite corporate, entity or other action.  This Agreement has been duly and validly executed and delivered by each of the JD Group Parties and, assuming the due authorization, execution and delivery by each of the other Parties hereto, this Agreement constitutes a legal, valid and binding obligation of each of the JD Group Parties, enforceable against each of the JD Group Parties in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).  The Transaction Documents, when executed and delivered by each of the JD Group Parties that is party to the Transaction

Documents, assuming due execution and delivery hereof by each of the other parties hereto and thereto, shall constitute valid and binding obligations of each of the JD Group Parties party to the Transaction Documents and are enforceable against each of the JD Group Parties party to the Transaction Documents in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency or reorganization Laws.

Section 4.3            No Conflicts; Required Filings and Consents.

(a)           The execution and delivery by each of the JD Group Parties of this Agreement does not, and the other Transaction Documents and any other instrument required hereby or thereby to be executed and delivered at the Closing will not, and the performance by any of the JD Group Parties of its obligations under this Agreement and the other Transaction Documents will not, require any consent, approval, Order, license, authorization, registration, declaration or permit of, or filing with or notification to, any Governmental Authority, except (i) for compliance with applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (including the furnishing of a Form 6-K), (ii) for compliance with the rules and regulations of the NASDAQ Global Select Market or any other relevant securities exchange; (iii) such approvals, filings and notifications as may be required under applicable Law with respect to Suqian Yitong Equity Transfer, including such approvals, filings and notifications as may be required under applicable regulations of MOFCOM and the SAIC; (iv) the Tax filings and procedures as may be required to be made with the appropriate PRC taxing Governmental Authority in connection with the Suqian Yitong Equity Transfer Tax and any transfer of Equity Securities of JD Finance; (v) such approvals, filings and notifications as may be required under applicable regulations of the SAIC with respect to any change in shareholders, registered capital or equity pledge of PRC domestic companies; (vi) such filings and notifications as may be required under applicable regulations by the State Administration on Foreign Exchange with respect to foreign currency payment obligations or obligations to pay Renminbi offshore; and (vii) such filings and notifications as may be required under applicable Intellectual Property-related Laws and regulations and the requirements thereunder with respect to registration, filing and approval by the PRC State Intellectual Property Office, the China Trademark Office and the National Copyright Administration and any other Laws (collectively, to the extent required, the “Regulatory Approvals”).

(b)           The execution and delivery by each of the JD Group Parties of this Agreement does not, and the other Transaction Documents and any other instrument required hereby or thereby to be executed and delivered by each of the JD Group Parties at the Closing will not, and the performance by each of the JD Group Parties of its obligations under this Agreement and the other Transaction Documents will not, (i) conflict with or result in any breach of any provision of its articles of incorporation or by-laws (or any similar organizational documents), (ii) violate, conflict with, require consent pursuant to, result in a breach of, constitute a default (with or without due notice or lapse of time or both) under, or give rise to a right of, or result in, the termination, cancellation, modification, acceleration or the loss of a benefit under, or result in the creation of any Encumbrance upon the Closing Transferred Equity or any of the terms, conditions or provisions of any Contract to which any of the Parties is a party or by which any of the Parties is bound or to which the Closing Transferred Equity is subject, or (iii) violate any Order or Law applicable to any of the JD Group Parties or any of their properties or assets.

Section 4.4            Exclusivity of Representations. The representations and warranties made by JD Group in this Article IV are the exclusive representations and warranties made by JD Group with respect to this Agreement and the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, JD Group is not, directly or indirectly, making any representations or warranties regarding any financial information, financial projections or other forward-looking statements with respect to JD Group or the Closing Transferred Equity.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF JD FINANCE

Except as set forth in the disclosure schedules of JD Finance attached hereto (the “JD Finance Disclosure Schedules”), JD Finance hereby makes the representations and warranties set forth in this Article V to JD Group.

Section 5.1            Organization and Qualification. JD Finance (a) is a limited liability company duly organized and is validly existing under the Laws of the PRC, (b) has all necessary entity power and authority to own, lease and operate its properties and assets and to conduct and carry on its business as currently conducted and (c) is duly qualified to do business in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary.

Section 5.2            Authority; Binding Effect.  JD Finance has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder. The execution and delivery by JD Finance of this Agreement and the other Transaction Documents, and the performance by JD Finance of its respective obligations hereunder and thereunder, have been duly authorized by all requisite action on the part of JD Finance. JD Finance has duly executed this Agreement and each of the other Transaction Documents to which it is a party. This Agreement has been duly and validly executed and delivered by JD Finance and, assuming the due authorization, execution and delivery by each of the other Parties hereto, this Agreement constitutes a legal, valid and binding obligation of JD Finance, enforceable against JD Finance in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles). The Transaction Documents, when executed and delivered by JD Finance, assuming due execution and delivery hereof by each of the other parties hereto and thereto, shall constitute valid and binding obligations of JD Finance enforceable against JD Finance in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency or reorganization Laws.

Section 5.3            No Conflicts; Required Filings and Consents.

(a)           The execution and delivery by JD Finance of this Agreement does not, and the other Transaction Documents and any other instrument required hereby or thereby to be executed and delivered at the Closing will not, and the performance by JD Finance of its obligations under this Agreement and the other Transaction Documents will not, require any consent, approval, Order, license, authorization, registration, declaration or permit of, or filing with or notification to, any Governmental Authority, except the Regulatory Approvals.

(b)           The execution and delivery by JD Finance of this Agreement does not, and the other Transaction Documents and any other instrument required hereby or thereby to be executed and delivered by JD Finance at the Closing will not, and the performance by JD Finance of its obligations under this Agreement and the other Transaction Documents will not, (i) conflict with or result in any breach of any provision of the organizational or charter documents of JD Finance, (ii) violate, conflict with, require consent pursuant to, result in a breach of, constitute a default (with or without due notice or lapse of time or both) under, or give rise to a right of, or result in, the termination, cancellation, modification, acceleration or the loss of a benefit under, or result in the creation of any Encumbrance upon JD Finance’s Equity Securities or any of the terms, conditions or provisions of any Contract to which JD Finance is a party or by which JD Finance is bound or to which any of JD Finance’s Equity Securities are subject or (iii) violate any Order or Law applicable to JD Finance or any of its properties or assets.

Section 5.4            Capitalization. Schedule 5.4 of the JD Finance Disclosure Schedules sets forth a true and complete schedule of the outstanding Equity Securities of JD Finance as of the date hereof, including the total amount of registered capital or the number of shares or other Equity Securities, as applicable, and the names of the owners of record of such Equity Securities.  JD Finance has no issued and outstanding Equity Securities other than as shown on such Schedule, and there are no Contracts, commitments, understandings or arrangements by which JD Finance is bound to issue additional JD Finance Equity or other Equity Securities, and the JD Finance Equity is not subject to any outstanding option, warrant, call or similar right of any other Person to acquire the same.  No direct or indirect Ownership Interest in JD Finance is currently owned by any Person other than a PRC Person.

Section 5.5            Exclusivity of Representations. The representations and warranties made by JD Finance in this Article V are the exclusive representations and warranties made by JD Finance with respect to this Agreement and the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, JD Finance is not, directly or indirectly, making any representations or warranties regarding any financial information, financial projections or other forward-looking statements with respect to JD Finance.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF SUQIAN LIMAO

Except as set forth in the disclosure schedules of Suqian Limao attached hereto (the “Suqian Limao Disclosure Schedules”), Suqian Limao hereby makes the representations and warranties set forth in this Article VI to JD Group:

Section 6.1            Organization and Qualification.  Suqian Limao (a) is a limited liability company duly organized and is validly existing under the Laws of the PRC, (b) has all necessary entity power and authority to own, lease and operate its properties and assets and to conduct and carry on its business as currently conducted and (c) is duly qualified to do business in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary.

Section 6.2            Authority; Binding Effect.  Suqian Limao has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder. The execution and delivery by Suqian Limao of this Agreement and the other Transaction Documents, and the performance by Suqian Limao of its respective obligations hereunder and thereunder, have been duly authorized by all requisite action on the part of Suqian Limao.  Suqian Limao has duly executed this Agreement and each of the other Transaction Documents to which it is a party.  This Agreement has been duly and validly executed and delivered by Suqian Limao and, assuming the due authorization, execution and delivery by each of the other Parties hereto, this Agreement constitutes a legal, valid and binding obligation of Suqian Limao, enforceable against Suqian Limao in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles). The Transaction Documents, when executed and delivered by Suqian Limao, assuming due execution and delivery hereof by each of the other parties hereto and thereto, shall constitute valid and binding obligations of Suqian Limao enforceable against Suqian Limao in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency or reorganization Laws.

Section 6.3            No Conflicts; Required Filings and Consents.

(a)           The execution and delivery by Suqian Limao of this Agreement does not, and the other Transaction Documents and any other instrument required hereby or thereby to be executed and delivered at the Closing will not, and the performance by Suqian Limao of its obligations under this Agreement and the other Transaction Documents will not, require any consent, approval, Order, license, authorization, registration, declaration or permit of, or filing with or notification to, any Governmental Authority, except the Regulatory Approvals.

(b)           The execution and delivery by Suqian Limao of this Agreement does not, and the other Transaction Documents and any other instrument required hereby or thereby to be executed and delivered by Suqian Limao at the Closing will not, and the performance by Suqian Limao of its obligations under this Agreement and the other Transaction Documents will not, (i) conflict with or result in any breach of any provision of the organizational or charter documents of Suqian Limao, (ii) violate, conflict with, require consent pursuant to, result in a breach of, constitute a default (with or without due notice or lapse of time or both) under, or give rise to a right of, or result in, the termination, cancellation, modification, acceleration or the loss of a benefit under, or result in the creation of any Encumbrance upon Suqian Limao’s Equity Securities or any of the terms, conditions or provisions of any Contract to which JD Finance is a party or by which Suqian Limao is bound or to which any of Suqian Limao’s Equity Securities are subject or (iii) violate any Order or Law applicable to Suqian Limao or any of its properties or assets.

Section 6.4            Exclusivity of Representations. The representations and warranties made by Suqian Limao in this Article VI are the exclusive representations and warranties made by Suqian Limao with respect to this Agreement and the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, Suqian Limao is not, directly or indirectly, making any representations or warranties regarding any financial information, financial projections or other forward-looking statements with respect to Suqian Limao.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF FOUNDER HOLDCOS

Except as set forth in the disclosure schedules of Founder Holdcos attached hereto (the “Founder Holdco Disclosure Schedules,” and together with the JD Group Disclosure Schedules, the JD Finance Disclosure Schedules and the Suqian Limao Disclosure Schedules, the “Disclosure Schedules”), each Founder Holdco, severally and not jointly, hereby makes the representations and warranties set forth in this Article VII to JD Group.

Section 7.1            Organization and Qualification.  Such Founder Holdco (a) is a limited partnership duly organized and is validly existing under the Laws of the PRC, (b) has all necessary power and authority to own, lease and operate its properties and assets and to conduct and carry on its business as currently conducted and (c) is duly qualified to do business in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary.

Section 7.2            Authority; Binding Effect.  Such Founder Holdco has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder.  The execution and delivery by such Founder Holdco of this Agreement and the other Transaction Documents to which it is a party, and the performance by such Founder Holdco of its obligations hereunder and thereunder, have been duly authorized by all requisite action on the part of such Founder Holdco.  Such Founder Holdco has duly executed this Agreement and each of the other Transaction Documents to which it is a party.  This Agreement has been duly and validly executed and delivered by such Founder Holdco and, assuming the due authorization, execution and delivery by each of the other Parties hereto, this Agreement constitutes a legal, valid and binding obligation of such Founder Holdco, enforceable against such Founder Holdco in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).  The Transaction Documents to which such Founder Holdco is a party, when executed and delivered by such Founder Holdco, assuming due execution and delivery hereof by each of the other parties hereto and thereto, shall constitute valid and binding obligations of such Founder Holdco enforceable against such Founder Holdco in accordance with their respective terms, except as such enforcement may be limited by applicable bankruptcy, insolvency or reorganization Laws.

Section 7.3            No Conflicts; Required Filings and Consents.

(a)           The execution and delivery by such Founder Holdco of this Agreement does not, and the other Transaction Documents to which it is a party and any other instrument required hereby or thereby to be executed and delivered at the Closing will not, and the performance by such Founder Holdco of its obligations under this Agreement and the other Transaction Documents to which it is a party will not, require any consent, approval, Order, license, authorization, registration, declaration or permit of, or filing with or notification to, any Governmental Authority, except the Regulatory Approvals.

(b)           The execution and delivery by such Founder Holdco of this Agreement does not, and the other Transaction Documents to which it is a party and any other instrument required hereby or thereby to be executed and delivered by such Founder Holdco at the Closing will not, and the performance by such Founder Holdco of its obligations under this Agreement and the other Transaction Documents to which it is a party will not, (i) conflict with or result in any breach of any provision of the organizational or charter documents of such Founder Holdco, (ii) violate, conflict with, require consent pursuant to, result in a breach of, constitute a default (with or without due notice or lapse of time or both) under, or give rise to a right of, or result in, the termination, cancellation, modification, acceleration or the loss of a benefit under, any of the terms, conditions or provisions of any Contract to which such Founder Holdco is a party or by which Founder Holdco is bound or (iii) violate any Order or Law applicable to such Founder Holdco or any of its properties or assets.

Section 7.4            Exclusivity of Representations. The representations and warranties made by each Founder Holdco in this Article VII are the exclusive representations and warranties made by such Founder Holdco with respect to this Agreement and the transactions contemplated hereby.

ARTICLE VIII

COVENANTS

Section 8.1            Confidentiality. Each Party, and each Party’s Representatives who receive Confidential Information as permitted hereunder, shall maintain the confidentiality of Confidential Information in accordance with the procedures adopted by such Party in good faith to protect confidential information of third parties generally delivered to such Party; provided, that such Party may deliver or disclose Confidential Information to:

(a)           such Party’s Representatives, and Persons related thereto who are informed of the confidentiality obligations of this Section 8.1; provided, that such Party shall be responsible for any violation of such Party’s applicable procedures made by any such Person;

(b)           any Governmental Authority having jurisdiction over such Party to the extent required by applicable Laws;

(c)           any other Person to which such delivery or disclosure may be required (i) to effect compliance with any Law applicable to such Party, or (ii) in response to any subpoena or other legal process; or

(d)           as permitted under Section 8.4;

provided, that, in the cases of clauses (b) and (c) of this Section 8.1, the disclosing Party shall provide each other Party with prompt written notice thereof so that the appropriate Party may seek (with the cooperation and reasonable efforts of the disclosing party) a protective Order, confidential treatment or other appropriate remedy, and in any event shall furnish only that portion of the information which is reasonably necessary for the purpose at hand and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information to the extent reasonably requested by any other Party.

Section 8.2            Appropriate Action; Consents; Filings.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions, and use its reasonable best efforts to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things consistent with applicable Laws and reasonably necessary, proper or advisable to consummate, as promptly as practicable, the Transactions, and none of the Parties shall take any action or omit to take any action that would or would reasonably be expected to prevent, impair, make illegal or materially delay the Closing unless such action or omission is required by applicable Laws.  Without limiting the foregoing, each of the Parties agrees to use its respective reasonable best efforts to:

(i)            cause the Closing conditions set forth in Article IX to be satisfied as promptly as practicable,

(ii)           obtain all necessary Regulatory Approvals,

(iii)          obtain all necessary licenses, consents, approvals, registrations, qualifications, Orders, waivers, finding of suitability and authorizations of, actions or nonactions by, any Governmental Authority or any third party necessary in connection with the consummation of the transactions contemplated by this Agreement,

(iv)          make all necessary applications, registrations, declarations and filings with, and notices to, any Governmental Authorities and take all reasonable steps as may be necessary to obtain all approvals from, or to avoid any suit, action, Proceeding or investigation by, any Governmental Authority or other Persons necessary in connection with the consummation of the transactions contemplated by this Agreement,

(v)           to the extent named as a defendant, defend any lawsuits or other legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement,

(vi)          in the case of JD Group, JD Finance, Suqian Limao and their respective Subsidiaries only, have vacated, lifted, reversed or overturned any Order, decree, ruling, judgment, injunction or other action (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise restricts or prohibits the consummation of the transactions contemplated by this Agreement; provided, that in no event shall JD Group, JD Finance, Suqian Limao or any of their Subsidiaries be required to pay or to commit to, prior to the Closing, any fee, penalty or other consideration to obtain any consent, approval, Order, waiver or authorization in connection with the transactions contemplated by this Agreement under any Contract other than filing fees required and de minimis amounts and customary filing fees payable to Governmental Authorities; and

(vii)         execute and deliver any additional instruments and/or separate agreements necessary to consummate the Transactions to be performed or consummated by such Party in accordance with the terms of this Agreement and to carry out fully the purposes of this Agreement.

(b)           Subject to applicable Laws, each of the Parties hereto shall furnish to each other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required filings or submissions with any Governmental Authority and will reasonably cooperate in responding to any inquiry from a Governmental Authority, including promptly informing the other party of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications with any Governmental Authority with respect to this Agreement (other than private or personal information pertaining to any individual applicants which may remain confidential).  No Party shall have any material communication or meeting (telephonic or in-person) regarding the Transactions with a Governmental Authority without giving JD Finance and JD Group a reasonable opportunity to attend in person or by phone (unless the Governmental Authority prohibits such participation or attendance in the communication or meeting).

Section 8.3            Notification of Certain Matters.  JD Group shall give prompt notice to JD Finance and Suqian Limao, and each of JD Finance and Suqian Limao shall give prompt notice to JD Group, upon receiving knowledge of (a) any notice, complaint, investigation or hearing (or communications indicating that the same may be contemplated) from (i) any Governmental Authority in connection with this Agreement or the Transactions or the other actions contemplated hereby, or (ii) any other Person, in each case alleging that the consent of such Person is or may be required in connection with the Transactions or the other actions contemplated hereby and (b) any actions, suits, claims, investigations or Proceedings commenced or, to such Party’s knowledge, threatened in writing against, relating to or involving or otherwise affecting such Party or any of its Subsidiaries which relate to this Agreement, the Transactions or the other actions contemplated hereby.

Section 8.4            Public Announcement and Filings.  The initial press release(s) announcing the execution of this Agreement shall be in a form mutually agreed upon by JD Group and JD Finance.  JD Group shall require consent by JD Finance, and each of JD Finance and Suqian Limao shall require consent by JD Group, before issuing, and, to the extent practicable, give each other a reasonable opportunity to review and comment on, any other press release or other public announcement with respect to this Agreement, the Transactions or the other actions contemplated hereby.  None of JD Group, JD Finance and Suqian Limao shall issue any such press release or make any such public announcement prior to obtaining such consent required under the immediately preceding sentence, except as may be required by applicable Laws, court process or the rules and regulations of any national securities exchange or national securities quotation system.

Section 8.5            Conduct of Business Pending the Closing.  Until the earlier of the Closing and the date, if any, on which this Agreement is terminated pursuant to Section 11.1, JD Group shall and shall cause its Subsidiaries to operate Suqian Yitong and Suqian Limao in the ordinary course of business consistent with past practice.

Section 8.6            Escrow Agreements. As soon as possible after the date of this Agreement and in any event prior to the Closing, JD Finance Sub shall, and JD Finance shall cause JD Finance Sub to, enter into an escrow agreement with JD HK Company (or another Person designated by JD HK Company) and each of the Escrow Agents, with terms and conditions mutually agreed to by the parties thereto (the “Escrow Agreements”). The Parties agree that JD Finance shall be entitled to receive any and all interest that shall have accrued on the amount deposited in each of the Escrow Accounts prior to the date of Closing, and JD Group shall be entitled to receive any and all interest that shall have accrued on the amount deposited in each of the Escrow Accounts on and from the date of Closing to the date on which the deposited amount is released to a JD HK Company Bank Account pursuant to Section 10.11(b).

Section 8.7            Capital Injection into JD Finance Sub. As soon as possible after JD Finance receives payments by the JD Finance New Investors in an aggregate amount of the Suqian Yitong Equity Transfer Consideration in immediately available funds pursuant to the closing under the JD Finance Reorganization and Subscription Framework Agreement, JD Finance shall inject such amount into JD Finance Sub as the registered capital.

Section 8.8            Suqian Yitong Equity Transfer and Payment into Escrow Accounts. (i) As soon as possible after the completion of actions set forth under Section 8.6 and Section 8.7 above, JD Finance Sub shall pay an aggregate amount equal to the difference between the Suqian Yitong Equity Transfer Consideration and the Suqian Yitong Equity Transfer Tax in immediately available funds to the Escrow Accounts, with the allocation between the Escrow Accounts and the specific amount to be deposited to each of the Escrow Accounts determined by JD Group in its sole direction, and (ii) concurrent with the completion of the action set forth in the foregoing sub-clause (i), (a) JD HK Company and JD Finance Sub shall enter into an equity transfer agreement, substantially in the form attached as Exhibit A hereto (the “Suqian Yitong Equity Transfer Agreement”), pursuant to which JD HK Company shall convey, assign and transfer registered capital of Suqian Yitong, constituting a one hundred percent (100%) Ownership Interest in Suqian Yitong (the “Closing Transferred Equity”), free and clear of any Encumbrances whatsoever, to JD Finance Sub, and JD Finance Sub shall acquire and accept such Closing Transferred Equity (such transfer, the “Suqian Yitong Equity Transfer”), (b) JD HK Company, Suqian Yitong and JD Finance Sub shall prepare and execute documents that are required to effect such approvals, filings and notifications as may be required under applicable Law with respect to the Suqian Yitong Equity Transfer.

Section 8.9            Regulatory Approvals. As soon as possible after the completion of actions set forth under Section 8.8, (i) each of the Parties shall cooperate and use their respective reasonable best efforts to (i) obtain all necessary Regulatory Approvals required for Suqian Yitong Equity Transfer, including such approvals, filings and notifications as may be required under applicable regulations of MOFCOM and the SAIC, and (ii) JD Finance Sub shall complete all necessary Tax filings and procedures with the appropriate PRC taxing Governmental Authority in connection with the Suqian Yitong Equity Transfer Tax, and shall use funds in its accounts other than the Escrow Accounts to pay the Suqian Yitong Equity Transfer Tax to the appropriate PRC taxing Governmental Authority, and shall provide JD HK Company with a tax payment receipt issued by the appropriate PRC taxing Governmental Authority evidencing that any and all Suqian Yitong Equity Transfer Tax required to be paid has been paid in full.

ARTICLE IX

CONDITIONS TO CLOSING

Section 9.1            General Conditions. The respective obligations of the Parties to consummate the Transactions shall be subject to the fulfillment, at or prior to the Closing, of the following conditions, which may, to the extent permitted by applicable Laws, be waived in a writing signed by all Parties, in the sole discretion of each Party:

(a)           No Injunction or Prohibition. No Governmental Authority shall have, after the date hereof, enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, makes illegal or otherwise prohibits the consummation of the Transactions.

(b)           Regulatory Approvals. All such approvals, filings and notifications as may be required under applicable Law with respect to Suqian Yitong Equity Transfer, including such approvals, filings and notifications as may be required under applicable regulations of MOFCOM and the SAIC, shall have been completed or obtained.

(c)           Legal Opinion.  JD Finance and JD Group shall have received from Jingtian & Gongcheng an enforceability opinion substantially in the form attached as Exhibit B (the “PRC Closing Opinion”); provided that the PRC Closing Opinion may differ from the form attached as Exhibit B solely to the extent that such differences (x) result from changes in Law between the date of this Agreement and the Closing or (y) have been approved in writing by both JD Finance and JD Group.

Section 9.2            Conditions to Obligations of the JD Group Parties.  The obligations of the JD Group Parties to consummate the Transactions shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which, to the extent permitted by applicable Laws, may be waived in writing by JD Group (with the prior written approval of the JD Group Audit Committee) in its sole discretion:

(a)           Representations and Warranties. The representations and warranties of JD Finance, Suqian Limao and Founder Holdcos contained in this Agreement shall be true and correct as of the date hereof and as of the date of the Closing as if made on such date (unless made as of a specified date, in which case, as of such date);

(b)           Pre-Closing Covenants.  Each of the Parties other than the JD Group Parties shall have performed and complied with, in all material respects, all obligations and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing;

(c)           Transaction Documents.  Each Transaction Document shall have been validly executed and delivered by the applicable parties thereto (other than the JD Group Parties) and shall be in full force and effect;

(d)           Receipt of Payments by JD Finance.  JD Finance (i) shall have received prior to the Closing payments by the JD Finance New Investors in an aggregate amount equal to the Suqian Yitong Equity Transfer Consideration in immediately available funds pursuant to the closing under the JD Finance Reorganization and Subscription Framework Agreement, and (ii) JD Finance shall have prior to the Closing completed the capital injection of the Suqian Yitong Equity Transfer Consideration into JD Finance Sub as registered capital;

(e)           Receipt of Payments by Suqian Limao. Suqian Limao shall have received at or prior to the Closing payments by Founder Holding Entity and one of the JD Finance New Investors in an aggregate amount of the Amount of Suqian Limao Debt in immediately available funds, in consideration for Founder Holding Entity’s and such JD Finance New Investor’s purchases of certain Equity Securities of JD Finance held by Suqian Limao;

(f)            Payment into Escrow Accounts. JD Finance Sub shall have prior to the Closing deposit an aggregate amount equal to the difference between the Suqian Yitong Equity Transfer Consideration and the Suqian Yitong Equity Transfer Tax into the Escrow Accounts in accordance with Section 8.8; and

(g)           Payment of Suqian Yitong Equity Transfer Tax. At or prior to the Closing, JD Finance Sub shall have paid the Suqian Yitong Equity Transfer Tax to the appropriate PRC taxing Governmental Authority using funds in its accounts other than the Escrow Accounts, and shall have provided JD HK Company with a tax payment receipt issued by the appropriate PRC taxing Governmental Authority evidencing that any and all Suqian Yitong Equity Transfer Tax required to be paid has been paid in full.

Section 9.3            Conditions to Obligations of JD Finance.  The obligations of JD Finance to consummate the Transactions shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which, to the extent permitted by applicable Laws, may be waived in writing by JD Finance in its sole discretion:

(a)           Representations and Warranties. The representations and warranties of JD Group contained in this Agreement shall be true and correct as of the date hereof and as of the date of the Closing as if made as of such date (unless made as of a specified date, in which case, as of such date);

(b)           Pre-Closing Covenants. Each of the Parties other than JD Finance and JD Finance Sub shall have performed and complied with, in all material respects, all obligations and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing; and

(c)           Transaction Documents.  Each Transaction Document shall have been validly executed and delivered by the applicable parties thereto (other than JD Finance and JD Finance Sub) and shall be in full force and effect.

ARTICLE X

ADDITIONAL COVENANTS

Section 10.1          Board Representation of JD Group.

(a)           Jointly Appointed Director.

(i)            During the Jointly Appointed Director Ownership Period, JD Group and JD Finance shall mutually agree to recommend one person to JD Finance, who JD Finance shall nominate for election as a director of JD Finance board of directors (the “Jointly Appointed Director”); provided, that neither any Person that is an officer or employee of JD Finance nor the Founder may be designated as the Jointly Appointed Director.  The Parties shall agree on the initial Jointly Appointed Director as promptly as practicable, and in any event prior to the date of the Closing.  The “Jointly Appointed Director Ownership Period” shall commence on the date of the Closing and shall terminate upon the first date following the first occurrence of any Issuance on which JD Group and its Subsidiaries do not collectively own at least fifty percent (50%) of the aggregate Ownership Interests in JD Finance issued, on or prior to such date, to JD Group and its Subsidiaries collectively pursuant to this Agreement; provided, that if JD Group and/or any of its Subsidiaries is required by Law to sell or otherwise transfer or dispose of JD Finance Equity or equivalent equity interests of JD Finance, such sale shall not terminate the Jointly Appointed Director Ownership Period unless JD Group and/or any of its Subsidiaries subsequently voluntarily sells any JD Finance Equity or equivalent equity interests of JD Finance and immediately following such sale JD Group and its Subsidiaries collectively own less than fifty percent (50%) of the aggregate Ownership Interests in JD Finance issued, on or prior to the date of such sale, to JD Finance and its Subsidiaries collectively pursuant to this Agreement.

(ii)           During the Jointly Appointed Director Ownership Period, JD Finance shall use reasonable best efforts, and JD Group and other Parties shall cooperate with JD Finance, to elect or cause the election of such Jointly Appointed Director to the board of directors of JD Finance and otherwise effect the provisions of this Section 10.1 and any determination or resolution of the board of directors of JD Finance under this Section 10.1, including (prior to any initial public offering) amending the organizational documents to increase or decrease the numbers of directors on the board of directors of JD Finance and electing or removing directors and (following any initial public offering), nominating the Jointly Appointed Director for election to the board of directors of JD Finance and recommending and soliciting proxies for the Jointly Appointed Director to the same extent as JD Finance does for any of its other nominees to its board of directors. Without limiting the foregoing, at all times during the Jointly Appointed Director Ownership Period, JD Finance shall use its reasonable best efforts to cause the holders of JD Finance Equity entitled to elect the directors on the board of directors of JD Finance to vote, and each Founder Holdco shall vote, their respective JD Finance Equity in favor of the election of the duly designated Jointly Appointed Director to JD Finance board of directors.

(b)           Committee Representation. During the Jointly Appointed Director Ownership Period, the audit committee of the board of directors of JD Finance shall include the Jointly Appointed Director and JD Finance shall cause the Jointly Appointed Director to be elected or appointed to such committee, in each case subject to applicable Laws.

(c)           Jointly Appointed Director Vacancy.  Subject to Section 10.1(a), upon the death, disability, resignation, retirement, disqualification, removal or other expiration or termination of service of the Jointly Appointed Director during the Jointly Appointed Director Ownership Period, to the extent permitted by applicable Laws, upon the approval of the JD Group Audit Committee, JD Group shall have the right to designate any replacement for the Jointly Appointed Director, which replacement shall satisfy all requirements under Section 10.1(a) and Section 10.1(b).  JD Finance shall use its reasonable best efforts to take all action required to fill the vacancy on its board of directors and its audit committee resulting therefrom with such person.  For the avoidance of doubt, removal and replacement of the Jointly Appointed Director (and the failure to re-appoint such director at the end of any term) shall require the same approvals as appointment of the Jointly Appointed Director and the last sentence of Section 10.1(a)(ii) shall apply to any replacement Jointly Appointed Director designated pursuant to this Section 10.1(c).

Section 10.2          Information Rights.

(a)           JD Finance shall, and shall cause each Subsidiary to, maintain true books and records of account in which full and correct entries shall be made of all its business transactions pursuant to a system of accounting established and administered in accordance with GAAP, and shall set aside on its books all such proper accruals and reserves as shall be required under GAAP.  During the period commencing on the date of the Closing and ending upon payment in full of the Liquidity Event Payment and for so long as the Maximum Issuance Interest is no less than 1.614%, JD Finance shall deliver to JD Group the following financial information:

(i)            Not later than twenty (20) days after the end of each of the quarterly accounting periods or, after the Qualified IPO, not later than the date on which JD Finance publicly discloses them, the unaudited consolidated balance sheets of JD Finance and its Subsidiaries as of the end of each such period, the related unaudited consolidated statements of operations, equity and cash flows of JD Finance and its Subsidiaries for such quarterly period and for the period from the beginning of such fiscal year to the end of such quarterly period.  All such financial statements shall be prepared in accordance with GAAP applied on a consistent basis and be certified by JD Finance’s Chief Financial Officer (and Chief Accounting Officer after such Chief Accounting Officer is appointed).  For the avoidance of doubt, if such financial statements are prepared in accordance with IFRS or PRC GAAP, JD Finance shall provide a reconciliation of such financial statements to U.S. GAAP, and shall cause such reconciliation to be reviewed by the firm serving as JD Finance’s independent public accountants at such time.

(ii)           As soon as available but in any event not later than thirty (30) days after the end of each fiscal year of JD Finance, the unaudited consolidated balance sheets of JD Finance and its Subsidiaries as of the end of fiscal year and the related consolidated statements of operations, equity and cash flows of JD Finance and its Subsidiaries for the fourth quarterly period of such fiscal year.  All such financial statements shall be prepared in accordance with GAAP applied on a consistent basis and be certified by JD Finance’s Chief Financial Officer (and Chief Accounting Officer after such Chief Accounting Officer is appointed).  For the avoidance of doubt, if such financial statements are prepared in accordance with IFRS or PRC GAAP, JD Finance shall provide a reconciliation of such financial statements to U.S. GAAP, and shall cause such reconciliation to be reviewed by the firm serving as JD Finance’s independent public accountants at such time.

(iii)          As soon as available, but in any event no later than ninety (90) days after the end of each fiscal year of JD Finance, a copy of the audited consolidated balance sheets of JD Finance and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of operations, equity and cash flows of JD Finance and its Subsidiaries stating in comparative form the figures as of the end of and for the previous fiscal year certified by one of the “big four” accounting firms selected by JD Finance and approved by the JD Finance’s equityholders.  All such financial statements shall be prepared in accordance with GAAP applied on a consistent basis and be certified by JD Finance’s Chief Financial Officer (and Chief Accounting Officer after such Chief Accounting Officer is appointed).  For the avoidance of doubt, if such financial statements are prepared in accordance with IFRS or PRC GAAP, JD Finance shall provide a reconciliation of such financial statements to U.S. GAAP, and shall cause such reconciliation to be reviewed by the firm serving as JD Finance’s independent public accountants at such time.

(iv)          Upon JD Group’s request and as soon as available but in any event not later than sixty (60) days after the end of each quarterly accounting period, (A) explanations for any significant movements from the prior quarter in each of the unaudited consolidated balance sheets and statements of income, equity and cash flows in conjunction with this Section 10.2, and (B) operating metrics relevant to JD Finance’s businesses and used by JD Finance’s management for decision-making purposes (excluding any Highly Sensitive Information).

(b)           All access to information provided for in this Section 10.2 shall be during normal business hours following reasonable advance notice to JD Finance, and in a manner that does not unreasonably interfere with JD Finance’s business operations.  Nothing in this Section 10.2 shall require JD Finance to disclose to JD Group or the JD Group Audit Committee, or to permit any auditor to disclose to JD Group or the JD Group Audit Committee, (i) any Highly Sensitive Information; (ii) any information to the extent such disclosure of such information would violate applicable Laws; (iii) any information to the extent that disclosure thereof would constitute a breach of an agreement with a third party; or (iv) any information whose disclosure would result in a waiver of any attorney-client privilege.

Section 10.3          Preemptive Rights for JD Finance Securities.

(a)           Preemptive Rights.

(i)            Following any Issuance arising from a Pre-QIPO Issuance Event and until, but not including, the time of the Qualified IPO, if JD Finance proposes to sell any Equity Securities of JD Finance (the “Additional Securities”), JD Finance shall, no later than thirty (30) days prior to issuing such Additional Securities (or in the case of any marketed offering prior to the Qualified IPO, no later than the earlier of thirty (30) days prior to issuing such Additional Securities and ten (10) days prior to the printing of the preliminary prospectus in connection with such offering), notify JD Group in writing of such proposed issuance (which notice shall specify, to the extent practicable, the purchase price or a range for the purchase price, if any, for, and the terms and conditions of, such Additional Securities) and shall offer to sell such Additional Securities to JD Group in the amounts set forth in Section 10.3(a)(iii) or Section 10.3(a)(iv), as applicable, and subject to Section 10.3(c), upon the terms and conditions set forth in the notice and at the Additional Securities Purchase Price as provided in Section 10.3(b) (the “Preemptive Rights”).

(ii)           If JD Group wishes to subscribe for a number of Additional Securities equal to or less than the number to which they are entitled under this Section 10.3(a), JD Group may do so (by itself or by causing such Person(s) to which it would be permitted to Transfer Equity Securities pursuant to Section 10.5 to subscribe for all or a portion of such Additional Securities) and shall, in the written notice of exercise of the offer, specify the number of Additional Securities that it (or each of such Person(s)) wishes to purchase.

(iii)          With respect to Additional Securities that are JD Finance Equity or equivalent equity interests of JD Finance, JD Finance shall offer to JD Group a number of such Additional Securities, such that, after giving effect to the proposed issuance (including the issuance to JD Group pursuant to the Preemptive Rights), JD Group’s Ownership Interest in JD Finance after such issuance would equal JD Group’s Ownership Interest in JD Finance immediately prior to such issuance, such number of Additional Securities set forth in this Section 10.3(a)(iii) to constitute the “Preemptive Amount of Securities” for JD Group for purposes of any exercise of its Preemptive Rights.  If, at the time of the determination of any Preemptive Amount of Securities under this Section 10.3(a)(iii), any other Person has preemptive or other equity purchase rights similar to the Preemptive Rights, such Preemptive Amount of Securities shall be recalculated to take into account the amount in RMB or the number of equivalent equity interests reflecting the Ownership Interest in JD Finance of such Persons that such Persons have committed to purchase, rounding down such Preemptive Amount of Securities to the nearest whole such security of JD Finance that is proposed for sale.

(iv)          With respect to Additional Securities that are Equity Securities and not JD Finance Equity nor equivalent equity interests of JD Finance, JD Finance shall offer to JD Group, all or any portion specified by JD Group, of a number of such securities equal to the total number of such Additional Securities proposed to be sold, multiplied by JD Group’s Ownership Interest in JD Finance at such time (which number shall constitute the Preemptive Amount of Securities for purposes of any exercise of Preemptive Rights to which this Section 10.3(a)(iv) applies).  If, at the time of the determination of any Preemptive Amount of Securities under this Section 10.3(a)(iv), any other Person has preemptive or other equity purchase rights similar to the Preemptive Rights, such Preemptive Amount of Securities shall be recalculated to take into account the number of such securities such Persons have committed to purchase, rounding down such Preemptive Amount of Securities to the nearest whole such security of JD Finance that is proposed for sale.

(b)           Purchase Price.  The “Additional Securities Purchase Price” for the Additional Securities to be issued pursuant to the exercise of the Preemptive Rights shall be payable only in cash (unless otherwise unanimously agreed by JD Group and JD Finance), and shall equal per Additional Security the per security issuance price for the Additional Securities giving rise to such Preemptive Right.

(c)           Exercise Period. The Preemptive Rights set forth in this Section 10.3 must be exercised by acceptance in writing of any offer referred to in Section 10.3(a)(i), (i) within thirty (30) days following the receipt of the notice from JD Finance of its intention to sell Equity Securities, and (ii) in connection with any marketed offering (prior to the Qualified IPO), at least five (5) Business Days prior to the printing of the preliminary prospectus in connection with such offering; provided, that, in the case of clauses (i) and (ii), such acceptance shall indicate a willingness to purchase at the same per equity interest price at which such securities are sold to the public (less underwriting fees and discounts, which difference shall be shared equally by JD Group and JD Finance) and may specify a maximum and/or minimum per equity interest price that such offeree is willing to pay for such Equity Securities.  The closing of any purchase of Additional Securities pursuant to the exercise by JD Group of its Preemptive Rights hereunder shall occur within sixty (60) days after delivery of the notice by JD Finance as provided in Section 10.3(a)(i), subject to the receipt of any necessary Governmental Approvals to which the issuance of the Additional Securities is subject; provided, that such sixty (60)-day period shall be extended automatically as necessary to apply for and obtain any Governmental Approvals that are required to consummate such purchase, so long as JD Group is making good faith efforts to obtain such Governmental Approvals as soon as practicable in accordance with applicable Laws.  If there is any such extension, the relevant period will end on the fifth (5th) Business Day following the receipt of such Governmental Approvals.

(d)           Termination of Rights. The Preemptive Rights shall not be exercisable with respect to the Qualified IPO, and shall terminate (if not already terminated pursuant to the following sentence) upon, and be of no force and effect from and after, the completion of the Qualified IPO.

Section 10.4          Certain Transactions.

(a)           Prior to the occurrence of Issuances resulting, in the aggregate, in an Issuance Percentage of 100%, without the prior consent of the JD Group Audit Committee:

(i)            JD Finance will not issue any Equity Securities other than in a Qualified IPO, unless the pre-money valuation of JD Finance on a consolidated basis implied by such issuance of Equity Securities is not less than the valuation of JD Finance on a consolidated basis implied by the issuance of Equity Securities contemplated by the JD Finance Reorganization and Subscription Framework Agreement;

(ii)           JD Finance will not undertake or consummate, and each Founder Holdco will not otherwise permit, any IPO of JD Finance other than a Qualified IPO;

(iii)          JD Finance will not undertake or consummate, and each Founder Holdco will not otherwise permit, any Liquidity Event involving a Related Party as a counter-party; and

(b)           Following the earliest occurrence of any Issuance, without the prior consent of the JD Group Audit Committee, JD Group shall not, and shall not permit any of its Subsidiaries (which, for the avoidance of doubt, shall not include JD Finance or any of its Subsidiaries) to:

(i)            elect not to exercise, or fail to exercise, wholly or in part, its Preemptive Rights pursuant to Section 10.3;

(ii)           voluntarily Transfer any Equity Securities of JD Finance directly or indirectly held by JD Group.

Section 10.5          Transfer Restrictions.  Following the Closing, neither of JD Group nor any Founder Holdco shall Transfer any Equity Securities of JD Finance Beneficially Owned by it except pursuant to one of the following provisions:

(a)           Transfers to Subsidiaries.  At any time, JD Group (or its Subsidiaries) and Founder Holdcos (or their Subsidiaries) (each, to the extent that it owns Equity Securities of JD Finance, a “JD Finance Equityholder” and “JD Finance Equity Transferor”) may transfer their Equity Securities of JD Finance to any wholly-owned Subsidiary of such JD Finance Equityholder; provided, however, that such transferee shall at all times continue to be a wholly-owned Subsidiary and that such transferee becomes a party to this Agreement pursuant to an instrument satisfactory to JD Group’s and each Founder Holdco’s Representative; and provided, further, that if, at any time, such transferee ceases to be a wholly-owned Subsidiary of such JD Finance Equityholder, it shall immediately return all of the Equity Securities of JD Finance received under this Section 10.5(a) to such JD Finance Equityholder.  For the avoidance of doubt, no transfer of Equity Securities of JD Group shall be deemed to be a Transfer of Equity Securities of JD Finance.

(b)           Right of First Refusal.

(i)            If, from time to time, a JD Finance Equityholder proposes to Transfer any Equity Securities owned by that JD Finance Equityholder to a specific Person other than the other JD Finance Equityholder (a “Proposed Transferee”), then prior to consummating such Transfer, the JD Finance Equity Transferor shall deliver a written notice (the “Offer Notice”) to the other JD Finance Equityholder (the “Offeree”), setting forth the identity of the Proposed Transferee, its bona fide intention to Transfer Equity Securities of JD Finance to such Proposed Transferee, the number and type of Equity Securities of JD Finance to be Transferred (the “JD Finance Subject Equities”), the total consideration (including the amount and form thereof) for which such Proposed Transferee has offered to acquire, or such JD Finance Equityholder has offered to sell to such Proposed Transferee the JD Finance Subject Equities (the “Offer Price”), and any other terms of the proposed Transfer.

(ii)           The Offer Notice shall constitute, for a period of fifteen (15) days from the date on which it shall have been deemed given, an irrevocable and exclusive offer to sell to the Offeree (or any direct or indirect wholly-owned Subsidiary designated by the Offeree), at the Offer Price, all or a portion of the JD Finance Subject Equities.

(iii)          The Offeree (or a designated direct or indirect wholly-owned Subsidiary thereof) may accept the offer set forth in an Offer Notice by giving notice to the JD Finance Equity Transferor, prior to the expiration of such offer, specifying the number of the JD Finance Subject Equities that the Offeree wishes to purchase.  The Offeree may exercise the right to purchase all or a portion of the JD Finance Subject Equities pursuant to this Section 10.5(b) by causing such Person(s) to which the Offeree would be permitted to Transfer Equity Securities of JD Finance pursuant to Section 10.5(a) to purchase all or portion of the JD Finance Subject Equities directly from the JD Finance Equity Transferor, if so specified in the notice given to the JD Finance Equity Transferor pursuant to this Section 10.5(b)(iii).

(iv)          If the Offeree agrees to purchase any or all of the JD Finance Subject Equities pursuant to this Section 10.5(b), it shall pay in cash or immediately available funds for, and the JD Finance Equity Transferor shall deliver valid title, free and clear of any Encumbrance, to, such JD Finance Subject Equities, subject to receipt of any necessary or advisable third-party approvals or any Governmental Approvals, within fifteen (15) days following completion of the procedures set forth in Section 10.5(b)(ii) or such longer period as is required to obtain any necessary or advisable third-party approvals or Governmental Approvals.

(v)           If the offers made by the JD Finance Equity Transferor to the Offeree pursuant to Section 10.5(b)(ii) expire without an agreement by the Offeree to purchase all of the JD Finance Subject Equities, the JD Finance Equity Transferor shall have thirty (30) days following such expiry to enter into a definitive agreement with the Proposed Transferee with respect to such Transfer and, if such agreement is timely entered into, sixty (60) days following the date of that agreement to effect the Transfer of the balance of the JD Finance Subject Equities to the Proposed Transferee, for cash, at a price not less than the Offer Price, and upon terms not otherwise more favorable to the transferee or transferees than those specified in the Offer Notice, subject to the execution and delivery by such third party of an assignment and assumption agreement, in form and substance satisfactory to the other JD Finance Equityholders, pursuant to which such third party shall assume all of the obligations of a party pursuant to or under this Agreement.  In the event that the JD Finance Equity Transferor has not entered into a definitive agreement with the Proposed Transferee within such thirty (30)-day period or such Transfer is not consummated within such sixty (60)-day period, the JD Finance Equity Transferor shall not be permitted to sell its JD Finance Equity Securities pursuant to this Section 10.5(b) without again complying with each of the requirements of this Section 10.5(b); provided, that such sixty (60)-day period should be extended automatically as necessary to apply for and obtain any Governmental Approvals that are required to consummate such Transfer, so long as the JD Finance Equity Transferor is making good faith efforts to obtain such Governmental Approvals as soon as practicable in accordance with applicable Laws.  If there is such extension, the relevant period will end on the fifth (5th) Business Day following the receipt of such Governmental Approvals.

(vi)          The right of first refusal held by JD Group pursuant to this Section 10.5(b) shall be freely assignable, in connection with any specific Transfer, to the extent that JD Group could not exercise such right without exceeding any applicable regulatory threshold.  The right of first refusal held by such Founder Holdco shall be freely assignable to any Person that is controlled by the Founder.

(vii)         The provisions of this Section 10.5(b) shall not be exercisable with respect to, and shall terminate upon, and be of no force and effect from and after, the completion of the Qualified IPO.

(c)           Transfers to Non-PRC Persons. Prior to the occurrence of Issuances resulting, in the aggregate, in an Issuance Percentage of 100%, neither any Founder Holdco nor JD Finance shall, and JD Finance shall cause each holder of Equity Securities of JD Finance not to, enter into, effect or give effect to any Transfer of Equity Securities of JD Finance or other transaction if, to his or its knowledge after due inquiry, immediately following such transaction, any Person other than a PRC Person would acquire Beneficial Ownership of Equity Securities of JD Finance, it being understood that the applicable proposed Transferor party shall have satisfied his or its obligation of due inquiry if each Transferee party in such transaction has given an enforceable representation and warranty to each Transferor party to the effect that it is a PRC Person. Actions taken and agreements made by JD Finance, Founder Holdcos or any holder of Equity Securities of JD Finance not consistent with this Section 10.5 shall be null and void ab initio.

Section 10.6          IPO.

(a)           Restructuring.  Following the earliest occurrence of any Issuance, if, for any reason, a restructuring of JD Finance’s Equity Securities, including any stock split or reverse stock split, share exchange, merger or share or equity interest conversion, or of JD Finance and its Subsidiaries is required in order to effect the Qualified IPO, such restructuring shall be conducted in a manner that results in JD Group and its Subsidiaries holding equity interests of the entity that is to issue equity interests in the Qualified IPO (and equity interests of any other entity that is not a Subsidiary of such entity succeeding to or acquiring any material assets or operations of JD Finance in such restructuring) having equivalent value and voting power as the Equity Securities of JD Finance held by JD Group and its Subsidiaries immediately prior to such restructuring.

(b)           Participation Right. Following the earliest occurrence of any Issuance, if JD Finance proposes to effect the Qualified IPO, JD Finance shall give JD Group written notice of its intent to do so as soon as reasonably practicable, at a time leaving JD Group a reasonable opportunity to comply with any applicable Laws in connection with its exercise of the right described in this Section 10.6(b), and in any event not less than thirty (30) Business Days prior to the contemplated publication or public filing of the prospectus for such offering.  Within fifteen (15) Business Days following the delivery of such notice and subject to applicable Law, JD Group may, at the sole discretion of the JD Group Audit Committee, by notice to JD Finance, irrevocably commit to sell a number of equity interests of JD Finance up to the number of equity interests JD Group and its Subsidiaries own directly in JD Finance, and JD Finance shall include in the Qualified IPO such number of equity interests as specified in such notice; provided, that if the managing underwriter of such Qualified IPO in good faith shall have advised JD Finance that, in its opinion, the inclusion in the offering of the number of equity interests committed to be sold by JD Group in accordance with this Section 10.6(b) would adversely affect the price or success of the offering, JD Finance shall include in the offering only such number of equity interests as JD Finance is advised can be sold in such offering without such an effect provided that any reduction in equity interests to be included in the offering shall be effected in the following order of priority: (i) first, equity interests that the JD Finance proposes to offer for its own account; (ii) second, equity interests that JD Group and its Subsidiaries have committed to sell in the offering; and (iii) third, any equity interests that other equityholders have requested to be sold in such offering.

(c)           Cooperation.  If requested by the managing underwriter in a Qualified IPO, following the earliest occurrence of any Issuance, JD Group shall, and shall cause its Subsidiaries to, agree not to effect any transfer of Equity Securities of JD Finance other than as part of the Qualified IPO during a lock-up period for the longer of (i) any statutory lock-up period and (ii) a period that the managing underwriter reasonably determines to be customary for major stockholders in a large initial public offering after consultation with JD Group; provided, that in the case of clause (ii), such lock-up period is not longer than, and shall expire no later than the expiration of, any lock-up period required to be agreed to by any other seller of Equity Securities of JD Finance in the offering (including any management seller) that is expected to sell shares constituting more than 20% of the aggregate shares to be offered in the offering.  If JD Group or any of its Subsidiaries is selling equity interests in the Qualified IPO, JD Group and such Subsidiaries shall enter into customary underwriting and other agreements and documentation in connection with such offering on terms substantially similar to those applicable to JD Finance, and furnish to JD Finance such information regarding JD Group and its intended method of distribution of the equity interests to be sold as JD Finance may from time to time reasonably request in order to comply with JD Finance’s obligations under all applicable securities and other Laws and to ensure that the prospectus or other offering documents conform to applicable securities and other Laws.  If JD Group or any of its Subsidiaries is selling equity interests in the Qualified IPO, JD Finance shall fully cooperate with the marketing of the equity interests to be sold in the offering, including the equity interests to be sold by JD Group and its

Subsidiaries, including, at the recommendation or request of the managing underwriter, making its officers available to participate in “road show,” “one on one” and other customary marketing activities in such locations as recommended by the managing underwriter.

Section 10.7          Business Scope.

(a)           JD Finance.

(i)            Competing Business Investments. During the Business Scope Period, JD Finance shall, and shall cause its Subsidiaries not to, without the prior written consent of JD Group, directly or indirectly engage in, enter into, or participate in the JD Group Business as an owner, partner or principal (including by means of any arrangements that function similarly to equity interests), or otherwise compete with JD Group in the JD Group Business; provided, that JD Finance and its Subsidiaries shall be permitted to make passive investment (including in Equity Securities and/or debt securities or instruments), from time to time, regardless of whether the invested company competes with the JD Group Business, provided, further that JD Finance and its Subsidiaries shall not Control the invested company.

(ii)           No Exit Obligation. If JD Finance first engages in, enters into, participates in, or invests in any of the businesses at a time when it is not prohibited from doing so pursuant to the other provisions of this Section 10.7(a), JD Finance shall be permitted to continue to engage or participate in such businesses notwithstanding any such prohibition arising after such time, including as a result of subsequent changes to the scope of the JD Group Business.

(b)           JD Group.  During the Business Scope Period, JD Group shall, and shall cause its Subsidiaries not to, without the prior written consent of JD Finance, directly or indirectly engage in, enter into, or participate in the JD Finance Business as an owner, partner or principal (including by means of any arrangements that function similarly to equity interests), or otherwise compete with JD Finance in the JD Finance Business; provided, that JD Group and its Subsidiaries shall be permitted to engage in activities and make investments as provided in clauses (i) through (iii) below.

(i)            Shared Businesses.  JD Group and its Subsidiaries may, from time to time, directly or indirectly, engage in or participate in the businesses set forth on Section 10.7 of the JD Group Disclosure Schedules.

(ii)           Competing Business Investments.  JD Group and its Subsidiaries may, from time to time, make passive investment (including in Equity Securities and/or debt securities or instruments) regardless of whether the invested company competes with the JD Finance Business, provided, that JD Group and its Subsidiaries shall not Control the invested company, provided, further, that in the event that any applicable Law enjoins or prohibits JD Group and its Subsidiaries from making any of such passive investments, JD Group and JD Finance shall negotiate in good faith on the disposal or sale of the relevant investment to JD Finance or a third party.

(iii)          Non-Exclusivity. JD Group and its Subsidiaries may, from time to time, enter into and perform contracts and agreements with third Persons for the provision or procurement of payment services and other financial services and products, including sharing of data and traffic support.

Section 10.8          JD Group Audit Committee.  Any consents, determinations or decisions of the JD Group Audit Committee referred to herein shall be made in accordance with the charter of the JD Group Audit Committee, as effective from time to time, or, in the event that such charter does not provide for the manner in which such consents, determinations or decisions shall be made, by majority vote.

Section 10.9          Further Assurances.

(a)           Following an Issuance, in the event that, as a result of any change in Law or any action taken by any Governmental Authority, JD Group or a Subsidiary thereof is required to divest, or is prohibited from owning, any or all of the Equity Securities of JD Finance acquired by it pursuant to this Agreement, then JD Finance and JD Group shall, as soon as practicable, negotiate in good faith and use their respective reasonable best efforts to agree on contractual or other alternative arrangements providing, to the extent permitted by applicable Laws, JD Group with economic rights and other rights and benefits equivalent to the rights and benefits of ownership of the Equity Securities of JD Finance that JD Group or its Subsidiary is required to divest or is prohibited from owning.  Such contractual or alternative arrangements may include, to the extent agreed by JD Finance and JD Group in good faith, profit sharing, mandatory liquidity event payments and other arrangements similar to those provided for in this Agreement.

(b)           If Issuances resulting, in the aggregate, in an Issuance Percentage of 100% do not occur prior to the Qualified IPO, but no Liquidity Event Payment is payable under Section 2.3(a), then (i) JD Finance shall not permit in connection with any Post-QIPO Issuance Event any Issuance resulting, in the aggregate, in JD Group having Beneficial Ownership of 30% or more of the aggregate Ownership Interests in JD Finance absent the prior written consent of JD Group, (ii) if the foregoing clause (i) prevents the Issuance Percentage from reaching 100%, the Parties shall discuss in good faith a process for effecting Issuances resulting, in the aggregate, in an Issuance Percentage of 100% without triggering a mandatory tender offer under the Laws of the PRC and (iii) the Parties shall ensure that any Post-QIPO Issuance Event complies with applicable Laws.

Section 10.10       Dividends.  Prior to the earlier of (i) an Qualified IPO, and (ii) the time when JD Group receives from JD Finance the first payment of the JD Finance Royalty and Software Technology Services Fee (as defined under the IPLA) in accordance with Sections 5.1 and 5.2 of the IPLA, neither JD Finance nor any non-wholly owned Subsidiary of JD Finance shall declare or pay any dividends.

Section 10.11       Further Covenants.

(a)           Maintenance of Existence; Compliance.  Until the earlier of: (a) the date on which the Issuance Percentage is 100% and (b) all obligations and liabilities of JD Finance to pay any Liquidity Event Payment and interest and tax-related payments under this Agreement, and all obligations and liabilities of JD Finance to make payments under the IPLA are satisfied and discharged in full, JD Finance shall take all reasonable action to (i) preserve, renew and keep in full force and effect its organizational existence, (ii) maintain all rights, privileges, business licenses and franchises, and comply with all Contracts, in each case as is necessary or desirable in the normal conduct of its business, and (iii) comply in all material respects with all Laws and judgments, orders and decrees of any Governmental Authority.

(b)           Release from Escrow Accounts.  Each of the Parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions, and use its reasonable best efforts to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things consistent with applicable Laws and necessary, proper or advisable to release an aggregate amount equal to the difference between the Suqian Yitong Equity Transfer Consideration and the Suqian Yitong Equity Transfer Tax from the Escrow Accounts and pay such amount by wire transfer of immediately available funds to the JD HK Company Bank Accounts, as soon as practicable after the Closing, and none of the Parties shall take any action or omit to take any action that would or would reasonably be expected to prevent, impair, make illegal or materially delay such release.

ARTICLE XI

TERMINATION

Section 11.1          Termination of Transactions. The provisions of this Agreement relating to (and only to the extent relating to) the consummation of the Transactions may be terminated at any time prior to the Closing:

(a)           by mutual written consent of JD Group and JD Finance;

(b)           by either JD Group or JD Finance if any court of competent jurisdiction shall have issued an Order, decree or ruling or taken any other action restraining, enjoining, making illegal or otherwise prohibiting the consummation of any of the Transactions and such Order, decree, ruling or other action shall have become final and nonappealable; provided, that the Party so requesting termination shall have used its reasonable best efforts in accordance with Section 8.2(a) to have such Order, decree, ruling or other action vacated;

(c)           by JD Finance in the event of a failure of JD Group’s representations, as set forth in Article IV, to be true and correct or a material breach by JD Group, JD HK Company or Suqian Yitong of its obligations or agreements hereunder, in each case that would cause a condition set forth in Section 9.1 or Section 9.3 not to be satisfied, which failure or breach remains uncured for sixty (60) days following written notice thereof by JD Finance to JD Group;

(d)           by JD Group in the event of a failure of JD Finance’s representations, as set forth in Article V or Founder Holdco’s representations, as set forth in Article VII (other than Section 7.4), to be true and correct or a material breach by JD Finance of its obligations or agreements hereunder, in each case that would cause a condition set forth in Section 9.1 or Section 9.2 not to be satisfied, which failure or breach remains uncured for sixty (60) days following written notice thereof by JD Group to JD Finance; or

(e)           by either JD Group or JD Finance if the Closing has not occurred by the 180th day following the date hereof; provided, that the Party so requesting termination shall not have breached any provision of this Agreement in a manner that primarily caused the failure of the Closing to occur by such date.

The Party seeking to terminate such provisions of this Agreement pursuant to this Section 11.1 (other than Section 11.1(a)) shall give prompt written notice of such termination to each other Party.

Section 11.2          Effect of Termination. In the event of termination of certain provisions of this Agreement as provided in Section 11.1, such provisions of this Agreement shall forthwith become void and there shall be no Liability on the part of any Party with respect thereto. The remaining provisions of this Agreement shall remain in full force and effect.

ARTICLE XII

INDEMNIFICATION

Section 12.1          Indemnification by JD Group.  JD Group shall save, defend, indemnify and hold harmless JD Finance and its respective officers, directors, employees, agents, successors and assigns from and against any and all losses, damages, Liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including reasonable attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (hereinafter, collectively, “Losses”) to the extent arising out of or resulting from (i) any failure of any representation or warranty set forth in Article IV to be true and correct as of the date hereof and as of the date of the Closing as if made on such date (unless made as of a specified date, in which case, as of such date), or (ii) any breach of or failure to perform or comply with the covenants or agreements of the JD Group Parties contained in this Agreement.

Section 12.2          Indemnification by JD Finance.  JD Finance shall save, defend, indemnify and hold harmless each of the JD Group Parties, their Affiliates (other than JD Finance and its Subsidiaries) and their respective officers, directors, employees, agents, successors and assigns from and against any and all Losses to the extent arising out of or resulting from (i) any failure of any representation or warranty set forth in Article V to be true and correct as of the date hereof and as of the date of the Closing as if made on such date (unless made as of a specified date, in which case, as of such date), or (ii) any breach of or failure to perform or comply with the covenants or agreements of JD Finance contained in this Agreement.

Section 12.3          Indemnification by Suqian Limao.  Suqian Limao shall save, defend, indemnify and hold harmless each of the JD Group Parties, their Affiliates (other than JD Finance and its Subsidiaries) and their respective officers, directors, employees, agents, successors and assigns from and against any and all Losses to the extent arising out of or resulting from (i) any failure of any representation or warranty set forth in Article VI to be true and correct as of the date hereof and as of the date of the Closing as if made on such date (unless made as of a specified date, in which case, as of such date), or (ii) any breach of or failure to perform or comply with the covenants or agreements of Suqian Limao contained in this Agreement.

Section 12.4                             Indemnification by Founder Holdcos.  Founder Holdcos, jointly and severally, shall save, defend, indemnify and hold harmless each of the JD Group Parties, their Affiliates (other than JD Finance and its Subsidiaries) and their respective officers, directors, employees, agents, successors and assigns from and against any and all Losses to the extent arising out of or resulting from (i) any failure of any representation or warranty set forth in Article VII to be true and correct as of the date hereof and as of the date of the Closing as if made on such date (unless made as of a specified date, in which case, as of such date), or (ii) any breach of or failure to perform or comply with the covenants or agreements of Founder Holdcos contained in this Agreement.

Section 12.5                             Procedures.

(a)                                 In order for a JD Finance Indemnified Party or a JD Group Indemnified Party (each, an “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement as a result of a Loss or a claim or demand made by any third Person against the Indemnified Party (a “Third-Party Claim”), such Indemnified Party shall deliver notice thereof to JD Group or JD Finance, as the case may be, (the “Indemnifying Party”), promptly after receipt by such Indemnified Party of written notice of the Third-Party Claim, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article XII, except to the extent that the Indemnifying Party is actually prejudiced by such failure.

(b)                                 An Indemnifying Party shall have the right, upon written notice to the Indemnified Party within thirty (30) days after receipt of notice from the Indemnified Party of the commencement of such Third-Party Claim, to assume the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. If the Indemnifying Party assumes the defense of such Third-Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party; provided, that, if, in the reasonable opinion of counsel for the Indemnified Party, there is a conflict of interest between the Indemnified Party and the Indemnifying Party, the Indemnifying Party shall be responsible for the reasonable fees and expenses of one counsel to such Indemnified Party in connection with such defense. If the Indemnifying Party assumes the defense of any Third-Party Claim, the Indemnified Party shall reasonably cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party such witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party assumes the defense of any Third-Party Claim, the Indemnifying Party shall not settle, compromise or discharge such Third-Party Claim without the prior written consent of the Indemnified Party, unless such settlement, compromise or discharge of such Third-Party Claim by its terms obligates the Indemnifying Party to pay the full amount of the Liability in connection with such Third-Party Claim, and releases the Indemnified Party completely in connection with such Third-Party Claim. Whether or not the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnified Party shall not admit any Liability with respect to, or settle, compromise or discharge, or offer to settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent.

(c)                                  In the event any Indemnified Party should have a claim against an Indemnifying Party hereunder that does not involve a Third-Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim promptly to the Indemnifying Party, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article XII except to the extent that the Indemnifying Party is prejudiced by such failure. The Indemnified Party shall reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters. Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters, in each case, to the extent reasonably required by the Indemnifying Party.

ARTICLE XIII

MISCELLANEOUS

Section 13.1                             Certain IPs. As soon as practicable after the payment of Liquidity Event Payment by JD Finance to JD Group in accordance with Section 2.3 hereof, JD Group shall transfer or license to JD Finance certain Intellectual Property as mutually agreed to by the Parties permanently and free of charge.

Section 13.2                             Notices. All notices and other communications hereunder shall be in writing, shall be made by personal delivery, internationally recognized courier service, facsimile or electronic mail and shall be deemed received (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt if delivered by an internationally recognized courier service (or the first Business Day following such receipt if (a) the date is not a Business Day or (b) receipt occurs after 5:00 p.m., local time of the recipient) or (iii) on the date of receipt of transmission by facsimile or electronic mail (or the first Business Day following such receipt if (a) the date is not a Business Day or (b) receipt occurs after 5:00 p.m., local time of the recipient), to the Parties at the following addresses, facsimile numbers or email addresses (or at such other address, facsimile number or email address for a Party as shall be specified by like notice):

To JD Group, JD HK Company or Suqian Yitong:

JD.com, Inc.
20th Floor, Building A, No. 18 Kechuang 11 Street
Yizhuang Economic and Technological Development Zone
Daxing District, Beijing 101111
People’s Republic of China
Attention: Sidney Xuande Huang, Chief Financial Officer

E-mail: sidney.huang@jd.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
c/o 42/F Edinburgh Tower, The Landmark
15 Queen’s Road Central
Hong Kong
Attention: Z. Julie Gao
Facsimile No.: +852 3910 4863
Email: julie.gao@skadden.com

To Suqian Limao:

21st Floor, Building A, No. 18 Kechuang 11 Street
Yizhuang Economic and Technological Development Zone
Daxing District, Beijing 101111
People’s Republic of China
Attention: Jiao JIAO
E-mail: jiaojiao@jd.com

To JD Finance and JD Finance Sub:

14th Floor, Building A, No. 18 Kechuang 11 Street
Yizhuang Economic and Technological Development Zone
Daxing District, Beijing 101111
People’s Republic of China
Attention: Zhijian LIU
E-mail: liuzhijian@jd.com

To Founder Holding Entity:

Room 416-429 Hengtong Building, No. 19 Hongze Lake East Road
Suyu District, Suqian, Jiangsu Province
People’s Republic of China
Attention: Jie WU
E-mail: sqwujie@jd.com

To Founder ESOP Partnership:

12th Floor, Building A, No. 18 Kechuang 11 Street
Yizhuang Economic and Technological Development Zone
Daxing District, Beijing 101111
People’s Republic of China
Attention: Yan CHEN
E-mail: cwchenyan@jd.com

with a copy to:

21st Floor, Building A, No. 18 Kechuang 11 Street
Yizhuang Economic and Technological Development Zone
Daxing District, Beijing 101111
People’s Republic of China
Attention: Liying ZHANG
E-mail: zhangliyinghr@jd.com

Section 13.3                             Amendment; Waiver; Etc.

(a)                                 Any provision of this Agreement may be amended, waived or modified if, and only if, such amendment, waiver or modification is in writing and signed, (x) in the case of an amendment or waiver of any provision of Article II, Section 10.7 or this Section 13.3 of this Agreement or of any provision that by its terms requires or contemplates the approval of or otherwise refers to the JD Group Audit Committee, by JD Finance, and by JD Group after obtaining consent of the JD Group Audit Committee, (y) in the case of an amendment of any other provision of this Agreement, by (i) JD Group and JD Finance and (ii) any Party other than JD Finance and the JD Group Parties that is adversely and directly affected by such amendment, or (z) in the case of a waiver of any other provision of this Agreement, by the Party against whom the waiver is to be effective.  No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(b)                                 JD Group and JD Finance agree to negotiate in good faith and reach agreement on the termination of any provision of Section 10.1(a), Section 10.3 or Section 10.4, which termination shall be subject to the condition that the Qualified IPO be completed within a certain period of time and other conditions mutually agreed to by the parties at the time, before JD Finance applies for a Qualified IPO, if JD Group’s rights under such provision of Section 10.1(a), Section 10.3 or Section 10.4 are not permitted by, and not capable of being preserved (through preferred stock or otherwise) under, applicable Laws or applicable listing rules; provided, that JD Finance shall have used its reasonable best efforts to cause such rights to be permitted and preserved, including by seeking an exemption under applicable stock exchange rules that would permit or otherwise allow such rights to be preserved.

(c)                                  All material actions, consents, determinations, and approvals, including in connection with amendments and waivers under Section 13.3(a) and the agreement on termination under Section 13.3(b), to be taken or made by JD Group or its controlled Affiliates under or in connection with any Transaction Document (other than any such matters that require the approval of the JD Group Audit Committee) shall be taken or made solely with prior approval of the JD Group Audit Committee or any person to whom the JD Group Audit Committee delegates such matters.

Section 13.4                             Assignment. With the exception of the right of first refusal held by JD Group pursuant to Section 10.5(b), no Party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of JD Finance and JD Group; provided that the assignor shall remain liable for its obligations under this Agreement. Any assignment without such prior written consent shall be null and void.

Section 13.5                             Entire Agreement. This Agreement (including all Schedules and Exhibits), the Disclosure Letters and the other Transaction Documents contain the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, oral or written, with respect to such matters. To the extent there is any inconsistency between (i) a provision of another Transaction Document and (ii) a provision of this Agreement that is more specific or detailed with respect to the subject matter of such other Transaction Document, then the provision of this Agreement shall govern and control. Otherwise, the provision of the other Transaction Document shall govern. In the case of any other inconsistency between this Agreement and any other Transaction Document, this Agreement shall govern.

Section 13.6                             Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns in accordance with this Agreement.  Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties, or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.  Founder Holdco shall be party to this Agreement solely with respect to Article VII, this Article XIII, and Sections 8.1, 8.2, 9.2(a), 10.1(a)(ii), 10.5, 11.1, and 12.4 and 12.5.

Section 13.7                             Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred by the Parties in connection with the negotiation and execution of the Transaction Documents shall be borne by the Person incurring such expenses.

Section 13.8                             Governing Laws. THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 13.9                             Arbitration.

(a)                                 Any dispute, controversy, difference or claim arising out of, relating to or in connection with this Agreement and/or the other Transaction Documents, or the transactions contemplated hereby or thereby, including the existence, validity, interpretation, performance, breach or termination hereof or thereof or any dispute regarding non-contractual obligations arising out of, relating to or in connection with this Agreement and/or the other Transaction Documents shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (the “HKIAC”) under the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted, except as they may be modified by mutual agreement of the parties.  The seat of arbitration shall be Hong Kong; provided, that the arbitrators may hold hearings in such other locations as the arbitrators determine to be most convenient and efficient for all of the parties to such arbitration under the circumstances.  The arbitration shall be conducted in the English language.

(b)                                 The arbitration shall be conducted by three (3) arbitrators.  The Party (or the Parties, acting jointly, if there is more than one (1)) initiating arbitration (the “Claimant”) shall appoint an arbitrator in its request for arbitration (the “Request”).  The other Party (or the other Parties, acting jointly, if there is more than one (1)) to the arbitration (the “Respondent”) shall appoint an arbitrator within thirty (30) days of receipt of the Request and shall notify the Claimant of such appointment in writing.  If, within thirty (30) days of receipt of the Request by the Respondent, either Party has not appointed an arbitrator, then that arbitrator shall be appointed by the HKIAC.  The first two (2) arbitrators appointed in accordance with this provision shall appoint a third arbitrator within thirty (30) days after the Respondent has notified Claimant of the appointment of the Respondent’s arbitrator or, in the event of a failure by a Party to appoint, within thirty (30) days after the HKIAC has notified the Parties and any arbitrator already appointed of the appointment of an arbitrator on behalf of the Party failing to appoint.  When the third (3rd) arbitrator has accepted the appointment, the two (2) arbitrators making the appointment shall promptly notify the Parties of the appointment.  If the first two arbitrators appointed fail to appoint a third arbitrator or so to notify the Parties within the time period prescribed above, then the HKIAC shall appoint the third (3rd) arbitrator and shall promptly notify the Parties of the appointment.  The third (3rd) arbitrator shall act as chair of the tribunal.

(c)                                  The arbitral award shall be in writing, state the reasons for the award, and be final and binding on the parties.  The award may include an award of costs, including reasonable attorneys’ fees and disbursements.  In addition to monetary damages, the arbitral tribunal shall be empowered to award equitable relief, including an injunction and specific performance of any obligation under this Agreement.  The arbitral tribunal is not empowered to award damages in excess of compensatory damages, and each Party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any dispute, except insofar as a claim is for indemnification for an award of punitive damages awarded against a Party in an action brought against it by an independent third party.  The arbitral tribunal shall be authorized in its discretion to grant pre-award and post-award interest at commercial rates.  Any costs, fees or Taxes incident to enforcing the award shall, to the maximum extent permitted by Laws, be charged against the Party resisting such enforcement.  Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant Party or its assets.

(d)                                 In order to facilitate the comprehensive resolution of related disputes, and upon request of any Party to the arbitration Proceeding, the arbitration tribunal may, within ninety (90) days of its appointment, consolidate the arbitration Proceeding with any other arbitration Proceeding involving any of the Parties relating to the Transaction Documents. The arbitration tribunal shall not consolidate such arbitrations unless it determines that (i) there are issues of fact or law common to the Proceedings, so that a consolidated Proceeding would be more efficient than separate Proceedings, and (ii) no Party would be prejudiced as a result of such consolidation through undue delay or otherwise. In the event of different rulings on this question by the arbitration tribunal constituted hereunder and any tribunal constituted under these Transaction Documents, the ruling of the tribunal constituted under this Agreement shall govern, and that tribunal shall decide all disputes in the consolidated Proceeding.

(e)                                  The Parties agree that the arbitration shall be kept confidential and that the existence of the Proceeding and any element of it (including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall not be disclosed beyond the tribunal, the HKIAC, the parties, their counsel and any person necessary to the conduct of the Proceeding, except as may be lawfully required in judicial Proceedings relating to the arbitration or otherwise, or as required by NASDAQ rules or the rules of any other quotation system or exchange on which the disclosing Party’s Equity Securities are listed or applicable Laws.

(f)                                   The costs of arbitration shall be borne by the losing Party unless otherwise determined by the arbitration award.

(g)                                  All payments made pursuant to the arbitration decision or award and any judgment entered thereon shall be made in U.S. Dollars (or, if a payment in U.S. Dollars is not permitted by Law and if mutually agreed upon by the Parties, in Renminbi), free from any deduction, offset or withholding for Taxes.

(h)                                 Notwithstanding this Section 13.9 or any other provision to the contrary in this Agreement, no Party shall be obligated to follow the foregoing arbitration procedures where such Party intends to apply to any court of competent jurisdiction for an interim injunction or similar equitable relief against any other Party; provided, that there is no unreasonable delay in the prosecution of that application. None of the Parties shall institute a proceeding in any court or administrative agency to resolve a dispute arising out of, relating to or in connection with this Agreement or the other Transaction Documents, except for a court proceeding to compel arbitration or otherwise enforce this agreement to arbitrate, to enforce an order or award of the arbitration tribunal or petition for the provisional or emergency remedies provided for herein. The Parties waive objection to venue and consent to the nonexclusive personal jurisdiction of the courts of Singapore in any action to enforce this arbitration agreement, any order or award of the arbitration tribunal or the provisional or emergency remedies provided for herein. In any such permitted court action, the Parties agree that delivery of the complaint or petition by international courier, with proof of delivery, shall constitute valid and sufficient service, and they individually and collectively waive any objection to such service.

Section 13.10                      Severability. Each provision of this Agreement shall be deemed a material and integral part hereof. Except as otherwise provided in this paragraph, in the event of a final determination of invalidity, illegality or unenforceability of any provision of this Agreement, the Parties shall negotiate in good faith to amend this Agreement (and any other Transaction Documents, as applicable) or to enter into new agreements to replace such invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provisions providing the Parties with benefits, rights and obligations that are equivalent in all material respects as provided by this Agreement (and any other Transaction Documents, as applicable) as if the invalid, illegal or unenforceable provision(s) had been valid, legal and enforceable.  In the event the Parties are not able to reach agreement on such amendments or new agreements, then the arbitrators (pursuant to the procedures set forth in Section 13.9) shall determine, as part of their arbitral award, such amendments or new agreements such to provide the Parties with benefits, rights and obligations that are equivalent in all material respect as provided by the Agreement as if the stricken provision(s) had been valid, legal and enforceable.  No Party shall, or shall permit any of its Related Parties or Representatives to, directly or indirectly assert that any provision of any Transaction Document is invalid, illegal or unenforceable.

Section 13.11                      Counterparts. This Agreement may be executed in two or more counterparts and such counterparts may be delivered in electronic format (including by email), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

Section 13.12                      Rules of Construction. Each Party represents and acknowledges that, in the negotiation and drafting of this Agreement and the other instruments and documents required or contemplated hereby, it has been represented by and has relied upon the advice of counsel of its choice. Each Party hereby affirms that its counsel has had a substantial role in the drafting and negotiation of this Agreement and such other instruments and documents. Therefore, each Party agrees that no rule of construction to the effect that any ambiguities are to be resolved against the drafter shall be employed in the interpretation of this Agreement and such other instruments and documents and in the event an ambiguity or question of intent or interpretation arises, the Agreement shall be construed as if drafted jointly by the Parties.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

JD.COM, INC.

/s/ JD.COM, INC.
(Seal of JD.COM, INC.)

By:	/s/ Sidney Xuande Huang
Name: Sidney Xuande Huang
Title: Chief Financial Officer

JD.COM INTERNATIONAL LIMITED

/s/ JD.COM INTERNATIONAL LIMITED
(Seal of JD.COM INTERNATIONAL
LIMITED)

By:	/s/ Pang Zhang
Name: Pang Zhang
Title: Director

宿迁翼同信息技术有限公司
(Suqian Yitong Information Technology Co.,
Ltd.)

/s/ Suqian Yitong Information Technology Co., Ltd.
(Seal of Suqian Yitong Information Technology Co., Ltd.)

By:	/s/ Pang Zhang
Name: Pang Zhang
Title: Legal Representative

[Signature Page to Framework Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

宿迁利贸东弘投资管理有限公司
(Suqian Limao Donghong Investment
Management Co., Ltd.)

/s/ Suqian Limao Donghong Investment Management Co., Ltd.
(Seal of Suqian Limao Donghong Investment Management Co., Ltd.)

By:	/s/ Pang Zhang
Name: Pang Zhang
Title: Legal Representative

[Signature Page to Framework Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

北京京东金融科技控股有限公司
(Beijing Jingdong Financial Technology
Holding Co., Ltd.)

/s/ Beijing Jingdong Financial Technology Holding Co., Ltd.
(Seal of Beijing Jingdong Financial Technology Holding Co., Ltd.)

By:	/s/ Qiangdong Liu
Name: Qiangdong Liu
Title: Legal Representative

宿迁东辉朝旭咨询有限公司
(Suqian Donghui Zhaoxu Consulting Co.,
Ltd.)

By:	/s/ Pang Zhang
Name: Pang Zhang
Title: Legal Representative

[Signature Page to Framework Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

宿迁领航方圆股权投资中心
(Suqian Linghang Fangyuan Equity
Investment Center)

/s/ Suqian Linghang Fangyuan Equity Investment Center
(Seal of Suqian Linghang Fangyuan Equity Investment Center)

By:	/s/ Qiangdong Liu
Name: Qiangdong Liu
Title: Legal Representative

宿迁东泰锦荣投资管理中心
(Suqian Dongtai Jinrong Investment
Management Center)

/s/ Suqian Dongtai Jinrong Investment Management Center
(Seal of Suqian Dongtai Jinrong Investment Management Center)

By:	/s/ Pang Zhang
Name: Pang Zhang
Title: Legal Representative

[Signature Page to Framework Agreement]